UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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Actel Corporation
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ACTEL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held on May 24, 2010

TO THE SHAREHOLDERS:

NOTICE IS HEREBY GIVEN that the 2010 Annual Meeting of Shareholders of Actel Corporation, a California corporation (“Actel”), will be held on May 24, 2010, at 9:00 a.m. at Embassy Suites, 2885 Lakeside Drive, Santa Clara, California 95054, for the following purposes:

1. To elect eight Directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

2. To ratify the appointment of Ernst & Young LLP as Actel’s registered public accounting firm for the fiscal year ending January 2, 2011.

3. To transact such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.

Only shareholders of record at the close of business on April 9, 2010, are entitled to notice of and to vote at the Annual Meeting. On April 9, 2010, 26,483,548 shares of Actel’s Common Stock were issued and outstanding.

All shareholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, you are urged to vote by internet, phone, or mail. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has voted by internet, phone, or mail.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Van De Hey
Secretary

Mountain View, California
May 3, 2010

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL NO. 1 -- ELECTION OF DIRECTORS
PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION
DIRECTOR COMPENSATION
OTHER INFORMATION
OTHER MATTERS

ACTEL CORPORATION

PROXY STATEMENT

2010 ANNUAL MEETING OF SHAREHOLDERS

The enclosed Proxy is solicited on behalf of the Board of Directors of Actel Corporation, a California corporation, for use at the 2010 Annual Meeting of Shareholders to be held on Monday, May 24, 2010, at 9:00 a.m. Pacific Time (the “Annual Meeting”), and at any adjournments of the Annual Meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at Embassy Suites, 2885 Lakeside Drive, Santa Clara, California 95054. The telephone number at that address is (408) 496-6400. In this Proxy Statement, Actel Corporation is referred to as “Actel,” “the Company,” “we,” “us,” or “our.”

These proxy solicitation materials were mailed on or about May 3, 2010, to all shareholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

Holders of record of Actel Common Stock at the close of business on April 9, 2010 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 26, 26,483,548 shares of Common Stock were issued and outstanding.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to our Secretary a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person. Our principal executive offices are located at 2061 Stierlin Court, Mountain View, California 94043. Our telephone number at that address is (650) 318-4200.

Voting and Solicitation

Except as described in the following paragraph, each shareholder is entitled to one vote for each share held on all matters.

At the Annual Meeting, shareholders are entitled to cumulate votes (as described below) for candidates in nomination if the shareholder has given notice prior to commencement of voting of the shareholder’s intention to cumulate votes. If any shareholder has given such a notice, then every shareholder entitled to vote may cumulate votes for candidates in nomination either (i) by giving one candidate a number of votes equal to the number of Directors to be elected multiplied by the number of votes to which that shareholder’s shares are normally entitled or (ii) by distributing the shareholder’s votes on the same principle among any or all of the candidates, as the shareholder thinks fit. The candidates receiving the highest number of affirmative votes, up to the number of Directors to be elected, will be elected; votes against any candidate and votes withheld have no legal effect. You are being asked to grant discretionary authority to cumulate votes to the proxy holders. If cumulative voting is properly invoked by any shareholder, the holders of the proxies solicited hereby intend to vote such proxies in a manner that ensures the election of as many of the nominees set forth herein as possible.

This solicitation of proxies is made by our Board of Directors and all related costs will be borne by us. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile, or personal solicitation by our Directors, officers, or regular employees without payment of additional compensation. The Company has engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related informational support for a services fee of $15,000 plus the reimbursement of customary disbursements.

Required Vote

The quorum required to conduct business at the Annual Meeting or any adjournments of the Annual Meeting is a majority of the shares of Common Stock issued and outstanding on the Record Date. If a quorum is present, the eight candidates receiving the highest number of affirmative votes are elected Directors; votes against any candidate and votes withheld have no legal effect. On all other proposals set forth in this Proxy Statement, the affirmative vote of the majority of the shares represented at the Annual Meeting and “voting” will be the act of the shareholders.

Although there is no definitive California statute or case law as to the proper treatment of abstentions and broker nonvotes, we believe that both abstentions and broker nonvotes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business. We also believe that neither abstentions nor broker nonvotes should be counted for purposes of determining the total number of shares represented and “voting” on each matter for which that is the required vote of the shareholders. We further believe that abstentions should be counted, but broker nonvotes should not be counted, for purposes of determining the total number of shares represented and “entitled to vote” on each matter for which that is the required vote of the shareholders. In the absence of controlling precedent to the contrary, we intend to treat abstentions and broker nonvotes in the manner described in this paragraph.

Deadline for Receipt of Shareholder Proposals for 2011 Annual Meeting of Shareholders

In order to be considered for inclusion in our proxy statement and form of proxy relating to our 2011 Annual Meeting of Shareholders, shareholder proposals must be received by our Secretary no later than March 4, 2011.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Nominees

A board of eight Directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below. If any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by our current Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a Director. The term of office of each person elected as a Director will continue until the next Annual Meeting and until a successor has been elected.

The Board of Directors recommends that shareholders vote “FOR” the nominees listed below:

Name	Age	Principal Occupation	Director Since

John C. East	65	President and Chief Executive Officer, Actel Corporation	1988
James R. Fiebiger	68	Business Consultant	2000
Jacob S. Jacobsson	56	Business Consultant	1998
Patrick W. Little	47	Business Consultant	2009
J. Daniel McCranie	66	Business Consultant	2004
Jeffrey C. Smith	37	Partner, Ramius LLC	2009
Robert G. Spencer	66	Principal, The Spencer Group	1986
Eric J. Zahler	59	Managing Director, Sagamore Capital Group LLC	2009

In evaluating Director candidates, including the members of the Board of Directors, the Nominating Committee and the Board consider all factors deemed relevant, including judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest, as well as the then-current size and composition of the Board of Directors and the needs of the Board and its committees. The Nominating Committee and the Board require the following minimum qualifications to be satisfied by any nominee for a position on the Board: the highest personal and professional ethics and integrity;

proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; the ability to assist and support management and make significant contributions to Actel’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

Set forth below is information concerning our nominees, including their business experience and public company directorships for the past five years. In each biography, we describe certain of the experiences, qualifications, attributes, and skills that caused the Nominating Committee and Board to determine that the person should serve as a Director of the Company as of the date of this proxy statement. In addition to the minimum qualifications described above and the specific qualifications described below, we believe that each Director has demonstrated a commitment to the Company and its core values, setting an appropriate “tone at the top” for our Company. In addition, most of our Directors have board experience at other public companies, which broadens their knowledge of board processes, issues, and solutions. There are no immediate family relationships between or among any of our Directors or our executive officers.

John C. East

Mr. East has been a Director, and served as our President and Chief Executive Officer (“CEO”), since December 1988. From April 1979 until joining us, Mr. East served in various positions with Advanced Micro Devices, a semiconductor manufacturer, including Senior Vice President of Logic Products from November 1986 to November 1988. From December 1976 to March 1979, he served as Operations Manager for Raytheon Semiconductor, a semiconductor manufacturer. From September 1968 to December 1976, Mr. East served in various marketing, manufacturing, and engineering positions for Fairchild Camera and Instrument Corporation, a semiconductor manufacturer.

In addition to his technical and analytical expertise, executive experience, and over four decades of experience in the semiconductor industry, Mr. East’s lengthy history as CEO of the Company makes him well qualified to sit on our Board of Directors. In February 2010, Actel announced that Mr. East will retire as President and CEO of the Company and as a member of the Board of Directors. He will remain in his current roles until a new CEO is in place, and will then serve as a consultant until August 2, 2011. Our Board of Directors has formed a committee to conduct a search (which includes both internal and external candidates) for a new President and CEO. Mr. East is on the search committee.

James R. Fiebiger

Dr. Fiebiger has been a Director since December 2000. He has been an independent consultant to the semiconductor industry since October 2004. From December 1999 to September 2004, Dr. Fiebiger was Chairman and Chief Executive Officer of Lovoltech Inc., a privately held semiconductor company specializing in low voltage devices. He also serves as a Director of Mentor Graphics Corporation, a leading provider of electronic design automation software solutions for integrated circuit and all types of electronic systems design and development; Pixelworks Inc., a fabless semiconductor company supplying graphics integrated circuits used in projectors, monitors, and TVs; Power Integrations Inc., a supplier of high-voltage analog integrated circuits used in power conversion; and QLogic Corporation, a leading provider of storage and communications equipment. Dr. Fiebiger was Vice Chairman and Managing Director of Technology Licensing of GateField Corporation, a semiconductor company that we purchased in November 2000, from 1998 to 2000, and President and Chief Executive Officer and a Director of GateField from 1996 to 1998. He has also held the positions of President and Chief Operating Officer of VLSI Technology, Inc., an ASIC semiconductor company, President and Chief Executive Officer of Thomsom- Mosteck, a semiconductor company, and Senior Corporate Vice President and Assistant General Manager of Motorola Inc.’s worldwide semiconductor sector.

Dr. Fiebiger has been involved with semiconductor products companies since 1969 and has served on the Board of Directors of a number of public companies since 1994. His considerable management experience in the industry includes leading growth initiatives, driving operational efficiencies, raising funds, and executing strategic transactions. Dr. Fiebiger’s experience as a Board member of both hardware and software companies gives him early insight into developments in the semiconductor and electronic systems markets worldwide, and his comprehensive understanding of semiconductor technology provides him with a base of knowledge for assessing our product development efforts. In addition, he has been active in director continuing education programs and is familiar with establishing compensation and governance practices that comply with current laws and regulations.

Jacob S. Jacobsson

Mr. Jacobsson has been a Director since May 1998 and an independent business consultant since 2009. From March 2006 until 2009, he was President and Chief Executive Officer of Blaze DFM, Inc., a privately-held company that offers products for Design For Manufacturability (DFM) products and was acquired in February 2009 by Tela Innovations. For the six years before that, he was President and Chief Executive Officer and a Director of Cynapps, Inc., and its successor by merger, Forte Design Systems, a privately-held company that offers products and services for the hierarchical design and verification of large, complex systems and integrated circuits. Before that, Mr. Jacobsson held Vice President positions at Xilinx, Inc., Cadence Design Systems, and Daisy Systems. Prior to his management career, he was active in the fields of automatic partitioning and place and route for integrated circuits. Mr. Jacobsson also serves on the Board of Directors of OneSpin Solutions, GmbH, a privately-held company that offers formal verification solutions for ASIC and FPGA designs, and Texas Advanced Optoelectronics Systems, Inc., a privately-held company that offers display management light sensing solutions.

As a former integrated circuit designer, programmer of EDA and FPGA technology, and manager of customer service, integrated circuit design, marketing, and software with significant experience in sales (particularly with respect to the Pacific Rim and European markets) and all types of corporate matters, Mr. Jacobsson is well qualified to sit on our Board of Directors. In addition to his experience as a Chief Executive Officer, Mr. Jacobsson’s deep technical expertise and industry knowledge coupled with his specific experience in Actel’s core FPGA business provide him with a thorough understanding of our business and enable him to make valuable contributions to the Company through his service on our Board.

Patrick W. Little

Mr. Little has been a Director since June 2009. He has been an independent business consultant since April 2009, after serving as Chief Executive Officer of eASIC Corporation, a privately-held provider of ASIC semiconductor devices, from October 2008. Prior to eASIC, Mr. Little held a number of executive management positions at Xilinx Corporation, including Vice President and General Manager of the CPLD division, Vice President of Worldwide Sales & Services, Senior Vice President and General Manager of the High Volume Products Group, and most recently Senior Vice President of Products & Market Development. Before joining Xilinx in 2003, he served as President and Chief Executive Officer of Believe, Inc., a computer graphics imaging company he founded with Crosspoint Venture Partners; Vice President of Worlwide Sales and Marketing at Rendition, Inc., a graphics IC company acquired by Micron Technology, Inc; and general manager of the consumer audio division at Diamond Multimedia Systems, Inc. Mr. Little also served in a variety of management positions with Trident Microsystems, Inc., and Opti, Inc, and began his career as a systems architect and design engineer at Wyse Technology, Inc. He also serves on the Board of Directors of Phoenix Technologies Ltd., a public company that designs, develops, and supports core system software for computing devices.

Mr. Little’s extensive experience in the semiconductor industry generally, and the FPGA business in particular, gives him a comprehensive understanding of the day-to-day working of our Company and the issues that it faces, including marketing, sales, and technological issues and strategies, and makes him a valuable member of our Board. Mr. Little was nominated and recommended for election to the Board in 2009 under a settlement agreement between Actel and Ramius dated March 6, 2009, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2009, and is being nominated and recommended for election to the Board in 2010 under a settlement agreement between Actel and Ramius dated March 9, 2010, which was filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2010.

J. Daniel McCranie

Mr. McCranie has been a Director since April 2004. Mr. McCranie has been Chairman of the Board of Virage Logic Corporation, a provider of application-optimized semiconductor intellectual property platforms based on memory, logic, and design tools, since August 2003; and of ON Semiconductor Corporation, a global supplier of power and data management and standard semiconductor components, since August 2002. He became Executive Chairman of Virage in March 2006, and served in that role until taking over as President and Chief Executive Officer in January 2007, a position he held until October 2008. In October 2008, he became Executive Chairman and serves in that role today. Mr. McCranie is also a member of the Board of Directors of Cypress Semiconductor Corporation, a diversified, broadline semiconductor supplier with a communications focus located in San Jose, California, where he was employed from 1993 to 2001, most recently as Vice President, Marketing and Sales. From 1986 to 1993, he was President, Chief Executive Officer, and Chairman of SEEQ Technology, Inc., a manufacturer of semiconductor devices. Leading up to his tenure at SEEQ, McCranie held positions of increasing responsibility in management, engineering, and sales and marketing at Harris Corporation, Advanced Micro Devices, American Microsystems, and Philips Corporation. He was also previously Chairman of the Board of Xicor Inc. and has served on the Boards of California Micro Devices and ASAT Holdings Limited.

Mr. McCranie has served on the Board of Directors of nine publicly-traded companies, including three as the Chairman, and has served on and as the Chairman of Audit, Compensation, Executive, and Nominating and Corporate Governance Committees. Having served on the Audit Committee of almost every Board on which he has served, Mr. McCranie has extensive experience in financial oversight, Sarbanes-Oxley compliance, corporate governance, and risk assessment. He has also as served as Chairman of several special projects, including the Company’s stock option backdating investigation. In addition, Mr. McCranie has been the Chief Executive Office of two publicly-traded companies, served as the Executive Vice President of a third publicly-traded company, and managed sales, marketing, mergers and acquisitions, investor relations, and operations. His extensive experience in the semiconductor industry, including management experience, gives Mr. McCranie a deep understanding of the Company’s strengths and issues and makes him well qualified to sit on our Board.

Jeffrey C. Smith

Mr. Smith has been a Director since March 2009. A Partner Managing Director of Ramius, he is responsible (along with Morgan Stark) for overseeing the firm’s multi-strategy investment platform and is the Chief Investment Officer of the Ramius Value and Opportunity Fund. Mr. Smith is also a member of Cowen Operating Committee and Cowen Investment Committee. Prior to joining Ramius in January 1998, he served as Vice President of Strategic Development for The Fresh Juice Company, Inc. While at Fresh Juice, Mr. Smith helped orchestrate three acquisitions quadrupling sales and doubling market value. He later initiated and completed the sale of The Fresh Juice Company to The Saratoga Beverage Group, Inc. He is currently the Chairman of the Board of Phoenix Technologies Ltd., and is a former member of the Board of Directors of S1 Corporation, Kensey Nash Corp., The Fresh Juice Company, Inc., and Jotter Technologies, Inc., an Internet infomediary company. Mr. Smith is also a member of the Management Committee for Register.com, which provides Internet domain name registration services. He began his career in the Mergers and Acquisitions department at Société Générale. Mr. Smith is a General Securities Registered Representative.

As co-head of Ramius’s multi-strategy investment platform, Mr. Smith oversee all of Ramius’s equity and equity-related investing strategies, which requires a thorough understanding of various global markets, economic developments, and fiscal policy. As the Chief Investment Officer of Ramius Value and Opportunity Fund, he has significant experience evaluating companies from a financial, operational, and strategic perspective to identify inefficiencies and the resulting opportunities for value creation. Mr. Smith has particular expertise in assessing companies’ balance sheets and capital structures to determine the best means of raising capital for growth or recapitalizing stressed situations. His extensive experience in a variety of industries, including the semiconductor industry, together with his management experience in a variety of roles enable Mr. Smith to provide the Company with valuable financial and executive insights and make him well qualified to sit on the Company’s Board. Mr. Smith was appointed, and nominated and recommended for election, to the Board in 2009 under a settlement agreement between Actel and Ramius dated March 6, 2009, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2009. He is being nominated and recommended for election to the Board in 2010 under a settlement agreement between Actel and Ramius dated March 9, 2010, which was filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2010.

Robert G. Spencer

Mr. Spencer has been a Director of the Company since 1989 and has served as the Lead Director of the Board of Directors since 2007. He is currently Chairman of the Nominating and Corporate Governance Committee and is a member of the Audit Committee. He has been a principal of The Spencer Group, a technology and venture capital consulting firm, since 1984. During that time, Mr. Spencer has been an active investor and/or board member in more than 27 start-up technology companies, primarily in the fields of semiconductors and software. Many, like Actel, Cadence, Prism Solutions, and Power Integrations, have gone on to become successful public companies. Others were acquired by other public companies. In addition, he has served in the role of CEO for two of the companies. From 1974 to 1984, he was Vice President and General Manager of the Large Computer Division of National Semiconductor Corporation. Before that, Mr. Spencer held managerial and technical positions of increasing responsibility at Advanced Memory Systems and Bell Telephone Laboratories, where he started his technical career in 1966.

Mr. Spencer’s extensive semiconductor technology and management experience allow him to provide valuable insights and guidance to the Board and to the Company. His lengthy history of service to the Company, coupled with his involvement with numerous technology companies, makes him uniquely qualified to sit on our Board of Directors.

Eric J. Zahler

Mr. Zahler was appointed as a Director on March 23, 2009. Since July 2008, he has been Managing Director of Sagamore Capital Group LLC, a private equity firm pursuing investments in the aerospace/defense, industrial electronics and certain business service markets. From February 2000 to November 2007, Mr. Zahler was President and Chief Operating Officer of Loral Space & Communications Inc., a global satellite communications services provider and a manufacturer of commercial satellites. From 1992 until 2000, Mr. Zahler was a senior member of Loral’s management, including serving as Senior Vice President, General Counsel and Secretary and subsequently as Executive Vice President. From 1983 until 1992, he was a Partner in the law firm of Fried, Frank, Harris, Shriver & Jacobson. He has been a Director of Loral and Easylink Services Corporation, a provider of outsourced business process automation services, and currently serves as the Chairman of the Board of Universal Space Network, Inc., a provider of space operations for telemetry, tracking and control (TT&C) services.

As President and Chief Operating Officer of Loral, Mr. Zahler was responsible for overseeing all aspects of the company’s business and business development activities, including mergers and acquisitions, divestitures, joint ventures, and third-party investments. As General Counsel of Loral, he was responsible for providing legal advice to the senior management and Board of Directors of the company and supervising the company’s legal staff. As a lawyer working at a major international law firm, Mr. Zahler represented many of the largest defense and aerospace contractors in all aspects of their business dealings with the federal government, and developed special expertise in government cost accounting disputes, ethics and compliance issues, and complex claims resolution. Mr. Zahler’s extensive knowledge about the global satellite industry, including market participants, strategic growth opportunities, business practices, and regulatory environment, is highly valuable to the Board and to the Company. His corporate governance expertise, which he developed from substantial legal experience and participation on the board of directors of three public companies and one private company, is also valued. Mr. Zahler was appointed, and nominated and recommended for election, to the Board in 2009 under a settlement agreement between Actel and Ramius dated March 6, 2009, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 12, 2009. He is being nominated and recommended for election to the Board in 2010 under a settlement agreement between Actel and Ramius dated March 9, 2010, which was filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K filed with the SEC on March 15, 2010.

Committees and Director Independence

The Board of Directors has determined that a majority of the Board is comprised of “independent directors” as defined in Rule 5605(a)(2) of The Nasdaq Global Market (“Nasdaq”). The Board has determined that Messrs. Fiebiger, Jacobsson, Little, McCranie, Smith, Spencer, and Zahler are “independent directors” as defined in Nasdaq Rule 5605(a)(2) and that Mr. East is not an “independent director” as defined in Nasdaq Rule 5605(a)(2).

Our Board of Directors has separately-designated standing Audit, Compensation, and Nominating Committees. During our 2009 fiscal year, which ended January 3, 2010, the Board of Directors held nine meetings, the Board’s Audit Committee held six meetings, the Board’s Compensation Committee held four meetings, and the Board’s Nominating Committee held two meetings. Each Director attended at least 75% of the aggregate number of meetings of the Board of Directors and all committees of the Board of Directors on which he served.

The Audit Committee, which currently consists of Messrs. McCranie (Chairman), Fiebiger, Jacobsson, Spencer, and Zahler, reviews the results and scope of the audit and other services provided by our registered public accounting firm. The Audit Committee has a charter, which is available to shareholders on the Company’s website at http://www.actel.com/company/ir/. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as defined in Nasdaq Rule 5605(a)(2) and meets the additional, more stringent requirements specified in Nasdaq Rule 5605(c)(2)(A) that apply to directors serving on audit committees. The Board of Directors has also determined that Mr. McCranie is an “audit committee financial expert,” as defined in the applicable Securities and Exchange Commission (the “SEC”) rules and regulations. See the Audit Committee Charter and Audit Committee Report under “OTHER INFORMATION” for more information regarding the Audit Committee and its functions.

The Compensation Committee, which currently consists of Messrs. Fiebiger (Chairman), Jacobsson, and Smith, approves salary, benefit, and incentive compensation matters. The Compensation Committee has a charter, which is available to shareholders on the Company’s website at http://www.actel.com/company/ir/. The Board of Directors has determined that each member of the Compensation Committee is an “independent director” as defined in as defined in Nasdaq Rule 5605(a)(2). During the 2009 fiscal year, no member of the Compensation Committee was an officer or employee or former officer or employee of Actel or any of its subsidiaries. No member of the Compensation Committee or executive officer of Actel served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee. Finally, no member of the Compensation Committee had any other relationship requiring disclosure. See the Compensation Committee Charter and “Compensation Discussion and Analysis” under “EXECUTIVE COMPENSATION” below for more information regarding the Compensation Committee and its functions.

The Nominating Committee, which currently consists of Messrs. Spencer (Chairman), Fiebiger, and Little, recommends Director nominees to the Board of Directors. The Nominating Committee has a charter, which is available to shareholders on the Company’s website at http://www.actel.com/company/ir/. The Board of Directors has determined that each member of the Nominating Committee is an “independent director” as defined in as defined in Nasdaq Rule 5605(a)(2). The policy of the Nominating Committee is to consider candidates recommended by shareholders in the same manner as candidates recommended to the Committee from other sources. See the Nominating Committee Charter for more information regarding the Nominating Committee and its functions. See “Director Candidates and Board Diversity” under “OTHER INFORMATION” below for a discussion of the Nominating Committee’s policy with regard to the process for identifying and evaluating nominees for Director, including nominees recommended by shareholders.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to audit our financial statements for the 2010 fiscal year, which ends January 2, 2011. The decision of the Board of Directors to appoint Ernst & Young LLP was based on the recommendation of the Audit Committee. Notwithstanding its selection, the Board of Directors, in its discretion, may appoint a new registered public accounting firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of Actel and its shareholders. Ernst & Young LLP has audited our financial statements since our initial public offering in 1993.

Although ratification by shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors may reconsider its selection.

The Board of Directors recommends that shareholders vote “FOR” ratification of the selection of Ernst & Young LLP as our registered public accounting firm.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

Audit Fees

Ernst & Young LLP has audited our financial statements since 1993. The aggregate fees for professional services rendered by Ernst & Young LLP during the 2008 and 2009 fiscal years are summarized below:

	Fiscal Year 2008	Fiscal Year 2009

Audit Fees(1)	$1,040,698	$1,031,210
Audit-Related Fees	—	—
Tax Fees(2)	58,409	18,660
All Other Fees	—	—

(1)	Represents the aggregate fees for professional services rendered for the audit of our annual financial statements, the review of the financial statements included in our quarterly reports during such period, the review and consent procedures for our Form S-8 Registration Statements during such period, and Section 404 attestation.

(2)	Consists of tax-related services performed in connection with the preparation of state and federal tax returns as well as other tax consulting matters.

Policy on Audit Committee Pre-Approval of Audit and the Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the registered public accounting firm in accordance with this pre-approval. The Audit Committee may also pre-approve particular services on a case-by-case basis. In addition, the Audit Committee has delegated to its Chairman the authority to pre-approve audit and permissible non-audit services, provided that any such pre-approval decision is presented to the full Audit Committee at its next scheduled meeting. All audit, audit-related, and tax services rendered by Ernst & Young for our 2009 fiscal year were pre-approved by the Audit Committee.

CORPORATE GOVERNANCE

We believe that responsible corporate governance is vital to ensuring that the Company is managed for the benefit of our shareholders. The Company’s Board of Directors and management are committed to establishing and maintaining policies, procedures, and practices that foster responsible corporate governance. In conjunction with the preparation of this proxy statement, the Board and management thoroughly reviewed and enhanced our governance policies, procedures, and practices. In conducting this review, we looked to the provisions of the Sarbanes-Oxley Act of 2002, various new and proposed rules of the SEC), the listing standards of Nasdaq, suggestions by various authorities on corporate governance, and the practices of other public companies.

Board Responsibilities

In accordance with the California Corporations Code and the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws, the business and affairs of the Company are managed and all corporate powers are exercised under the direction of the Board of Directors. While management is responsible for the Company’s day-to-day activities, the Board oversees, counsels, and directs management in the long-term interests of the Company and our shareholders. Other Board responsibilities include:

•	evaluating and approving corporate objectives and strategies, significant policies, and major commitments of corporate resources;

•	overseeing the conduct of our business and the assessment of our business risks to evaluate whether the business is being properly managed;

•	overseeing the processes for maintaining the integrity of our financial statements and other public disclosures and complying with applicable laws and policies; and

•	planning for succession with respect to the position of CEO and monitoring management’s succession planning for other senior executives.

The Board and its Committees meet throughout the year on a set schedule and, when necessary or appropriate, hold special meetings or act by unanimous written consent.

Corporate Governance Documents

Our Board of Directors believes that the Company has implemented effective corporate governance policies and observes responsible corporate governance procedures and practices. We have formal Corporate Governance Guidelines, Charters for the standing Committees of our Board, and corporate codes of ethics as well as procedures for reporting stock trades and other transactions by Directors and executive officers. With the assistance of our Nominating and Corporate Governance Committee and management, the Board reviews our corporate governance structure periodically and updates our governance policies, procedures, and practices as necessary to comply with the rules of the SEC and Nasdaq and evolving oversight practices.

Our Corporate Governance Guidelines, the Charters of the three standing Committees of the Board of Directors, and our Code of Business Conduct and Ethics and Code of Ethics for Principal Executive and Senior Financial Officers constitute the framework of our existing corporate governance structure. These corporate governance documents are available on our website at http://www.actel.com/company/ir/docs.aspx. Printed copies of these documents are also available to any shareholder at no charge upon written request to Actel Corporation, 2061 Stierlin Court, Mountain View, California 94043, Attention: Corporate Secretary.

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to help fulfill its responsibilities to shareholders in overseeing the work of management and the Company’s business. These Guidelines are intended to ensure that the Board of Directors has the necessary authority and practices in place to review and evaluate the Company’s business operations and, when appropriate, to make decisions that are independent of management. In addition, the Guidelines are intended to align the interests of Directors and management with those of our shareholders as well as with those of our employees, customers, suppliers, and the local communities in which we operate. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Guidelines and recommending any changes to the Board of Directors. The Board may amend, waive, suspend, or repeal any of the Guidelines at any time, with or without public notice, as it determines necessary or appropriate in the exercise of its judgment or fiduciary duties.

The Corporate Governance Guidelines set forth the practices the Board of Directors follows with respect to Board and Committee composition, selection, meetings, and evaluation; CEO performance evaluation and succession planning; and continuing education. Among other matters, the Guidelines also include the following:

Access to Management and Outside Experts

Our Corporate Governance Guidelines provide that non-employee Directors have access to our records and files and to individual members of management or to other employees on a confidential basis. Directors are also authorized to conduct independent investigations and to hire, at our expense, such independent legal, financial, and other advisors as they deem necessary or appropriate.

Attendance at Annual Meetings

Under our Corporate Governance Guidelines, all members of the Board of Directors are encouraged (but not required) to attend our annual meetings of shareholders. Each member of the Board of Directors attended the 2009 Annual Meeting of Shareholders in person or by teleconference.

Attendance at Board and Committee Meetings

Consistent with our Corporate Governance Guidelines, each Director is expected to attend a minimum of 75% of all meetings of the Board and the Committees on which the Director serves. During 2009, each Director attended, in person or by teleconference, at least 75% of the aggregate number of meetings of the Board of Directors and all Committees of the Board of Directors on which he served.

Independent Director Requirements and Limits on Employee Directors

Our Corporate Governance Guidelines require that a majority of our Board of Directors, and all members of our Audit, Compensation, and Nominating and Governance Committees, meet the criteria for independence under the rules of Nasdaq. In addition, no more than two employees are permitted to serve on the Board of Directors. Currently John C. East, our President and CEO, is the only employee serving on our Board of Directors.

Lead Independent Director

Under our Corporate Governance Guidelines, if the Chairman of the Board is an independent Director, the Chairman of the Board also serves as the Lead Independent Director. If the Chairman of the Board is not an independent Director, one of the independent Directors is elected by a majority of the independent Directors to be the Lead Independent Director. The responsibilities of the Lead Independent Director include presiding at all meetings at which the Chairman is not present, including executive sessions of the independent Directors; calling meetings of the non-employee Directors when necessary and appropriate; and performing such other duties as the Board of Directors may from time to time delegate. Robert G. Spencer has served as our Lead Independent Director since July 2007.

Limits on Additional Board Service

Under our Corporate Governance Guidelines, a Director may not serve on more than five public company boards (including the Company’s Board of Directors) absent an affirmative finding by the Nominating and Governance Committee that the Director (or candidate for Director) would still be able to fulfill his or her responsibilities to the Company. Currently, none of our Directors serves on more than five public company boards. In addition, under our Corporate Governance Guidelines, no executive officer may sit on the board of another public company without the approval of the Nominating and Governance Committee, and no executive officer may sit on the board of more than two public companies (including the Company’s Board).

Private and Executive Sessions

As reflected in our Corporate Governance Guidelines, our Directors meet regularly (typically after each regularly-scheduled Board meeting) in private session without other members of management present, and our non-

employee Directors meet regularly (also typically after each regularly-scheduled Board meeting) in executive session without our Chief Executive Officer and other members of management present. In addition, any Director may request additional private or executive sessions to discuss any matter.

Stock Ownership Guidelines

In conjunction with the preparation of this proxy statement, our Nominating and Corporate Governance Committee recommended, and our Board of Directors adopted, share ownership guidelines for our executive officers and non-employee Directors. We believe that share ownership links the interests of our Board of Directors and management with our shareholders. The ownership guidelines specify that executive officers are expected to own at least 1,000 shares of the Company’s stock and non-employee Directors are expected to own shares of the Company’s stock with a value equal to at least the amount of the annual cash retainer (currently $35,000). Executive officers and non-employee Directors are encouraged to reach this goal within five years and to hold at least the minimum number of shares for as long as he or she is an executive officer or non-employee Director. Our Nominating and Corporate Governance Committee will review these guidelines at least annually for appropriateness and compliance.

Corporate Codes of Ethics

We have a Code of Business Conduct and Ethics that applies to our officers, Directors, and employees and is designed to promote compliance with the laws applicable to our business, accounting standards, and proper and ethical business methods and practices. We also have a Code of Ethics for Principal Executive and Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code of Ethics, as applied to our principal executive officer, principal financial officer, and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. Both Codes are available on our website at http://www.actel.com/company/ir/docs.aspx. We intend to disclose any future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics required to be disclosed under the rules of the SEC or listing standards of Nasdaq, at the same location on our website.

Policies, Procedures, and Practices

Our policies, procedures, and practices reflect corporate governance initiatives that are in compliance with the listing requirements of Nasdaq and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	All members of the Audit Committee, Compensation Committee, and Nominating and Governance Committee are independent Directors;

•	Our Board of Directors has adopted clear Corporate Governance Guidelines;

•	Our Board of Directors has elected a Lead Independent Director;

•	Our independent Directors meet regularly without management present;

•	Seven of the eight Directors standing for re-election at the 2010 Annual Meeting of Shareholders are independent of us and our management;

•	The charter of each Committee of our Board of Directors clearly establish its roles and responsibilities;

•	We have a Code of Business Conduct and Ethics that applies to all of our officers, Directors, and employees and covers topics such as financial reporting, conflicts of interest, insider trading, and compliance with laws, rules, regulations, and other Company policies;

•	We have a Code of Ethics for Principal Executive and Senior Financial Officers that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions; and

•	We have a hotline available to all employees, and our Audit Committee has procedures in place for the anonymous submission of any employee complaint, including those related to accounting, internal controls, or auditing matters.

In addition to complying with the applicable corporate governance rules and accepted practices, we believe that the California Corporations Code and the Company’s Restated Articles of Incorporation and Amended and Restated Bylaws include many provisions that are generally perceived by shareholders to be favorable for responsible corporate governance. For example, our entire Board of Directors is elected annually and shareholders have the right to act by written consent and to call a special meeting.

Related Person Transactions

As discussed above, our Directors and executive officers are subject to our Code of Business Conduct and Ethics. Our Code of Business Conduct and Ethics requires our Directors and executive officers to avoid situations in which a conflict of interest might occur or appear to occur. If such a related party transaction is unavoidable, the Director or executive officer must fully disclose the nature of the related party transaction to the CFO. If determined to be material to the Company by the CFO, the Company’s Audit Committee must review and pre-approve in writing such related party transaction. The most significant related party transactions, particularly those involving the Company’s Directors or officers, must be reviewed and pre-approved in writing by the Company’s Board of Directors.

In addition, on an annual basis and upon any new appointment, each Director and executive officer is required to complete a Director and Officer Questionnaire that requires disclosure of any related party transactions pertaining to the Director or executive officer. Our Board of Directors will consider such information in its determinations of independence with respect to our Directors under NASD Rule 5605(a)(2) and the applicable rules promulgated by the SEC.

Shareholder Communications with Our Directors

Shareholders may communicate with our Board of Directors, a particular Director, or the independent Directors generally at the following address:

Actel Corporation
c/o Corporate Secretary
2061 Stierlin Court
Mountain View, CA 94043-4655

If no particular Director or group of Directors is named, communications will be forwarded to the Board of Directors or to the Chairman of the Audit, Compensation, or Nominating and Corporate Governance Committee, depending on the subject matter. Communications that are unduly hostile, threatening, illegal, or otherwise unsuitable will not be forwarded, the Corporate Secretary will advise the appropriate Director(s) of any communication withheld as soon as practicable.

Board Leadership Structure

In February 2010, we announced that Mr. East will retire as President and CEO of the Company and as a member of the Board of Directors. He will remain in his current roles until a new CEO is in place, and will then serve as a consultant until August 2, 2011. Our Board of Directors has formed a committee to conduct a search (which includes both internal and external candidates) for a new President and CEO. Mr. East is on the search committee.

Current Board Leadership Structure

Our Board of Directors currently does not have, and historically has not had, a Chairman. Under the Company’s Bylaws, in the absence or nonexistence of a Chairman of the Board, the President presides at all meetings of the Board. After considerable deliberation, the Board decided to maintain the existing leadership structure for the time being. More specifically, the Board has determined that, under the current circumstances, it is in the best interests of the Company and its shareholders for Mr. East to continue (with the assistance of the Lead Independent Director) to set the strategic priorities for the Board, preside over its meetings, and communicate its strategic findings and guidance to the other members of senior management. As discussed below under the heading, “Lead Independent Director,” the responsibilities of our Lead Independent Director include collaborating with the CEO and other independent Directors to set Board meeting agendas; presiding over executive sessions of the Board’s independent Directors; briefing the CEO on issues arising during executive sessions of the Board; and generally acting as the principal liaison between the CEO and our independent Directors on issues related to the Board matters.

The Board believes that continuation of our existing Board leadership structure is appropriate for our Company given the experience and active involvement of our independent Directors and our corporate governance practices, which include regular communication with and interaction between and among the CEO, the Lead Independent Director, and the other independent Directors. Seven of our eight Director nominees, and all three of our Board Committees, are independent, providing consistent and effective oversight of our management and the Company. In addition, an executive session of independent Directors is held after each regularly-scheduled meeting of our Board and at other times as necessary. The Committees of the Board also generally meet in executive session at the end of each Committee meeting. At executive sessions, independent Directors speak candidly on any matter of interest without the presence of management, including the CEO, who is the only non-independent Director. Following each executive session, the Independent Lead Director (in the case of Board meetings) or Chairman (in the case of Committee meetings) informs the CEO about issues that arose or other feedback that was provided in the executive session. Our Lead Independent Director acts as the principal liaison with the CEO (and other members of senior management) about questions or concerns raised or recommendations made by the independent Directors at other times. In short, the Board believes that the existing Board leadership structure is consistent with the Board’s fundamental responsibility of providing effective independent oversight and direction to management.

Lead Independent Director

A Lead Independent Director is required under our Corporate Governance Guidelines when the position of Chairman of the Board is not held by an independent Director. In its discussions about whether to appoint an independent Chairman, the Board concluded that the responsibilities of a Lead Independent Director and an independent Chairman are very similar. Both structures ensure a greater role for independent Directors in the oversight of the Company and active participation by the independent Directors in setting agendas and establishing priorities and procedures for the work of the Board. Accordingly, while the Board decided not to appoint a Chairman of the Board at this time, the current Board of Directors believes it should have a Lead Independent Director empowered with well-defined roles and responsibilities.

The role of the Lead Independent Director is to assist the CEO in establishing the strategic direction for Board discussions and decision-making and to act as the principal liaison between the CEO and the independent Directors on issues related to the Board matters. More specifically, the responsibilities of the Lead Independent Director include:

•	advising management on the information needs of the independent Directors;

•	assisting management and the Board in implementing, promoting compliance with, and updating the Company’s Corporate Governance Guidelines;

•	assisting management in assuring compliance with applicable corporate and securities laws;

•	being available for consultation with shareholders to the extent requested by the CEO or determined by the independent Directors; and

•	briefing the CEO on issues arising in executive sessions of the Board and, when necessary, on issues, views, or concerns of the independent Directors that arise outside of Board meetings;

•	calling meetings of the independent Directors;

•	calling special meetings of the Board of Directors or of the Company’s shareholders, as specified in the Company’s Bylaws;

•	collaborating with the CEO and other independent Directors to schedule Board meetings and to set meeting agendas;

•	facilitating full and open discussion between management and the independent Directors.

•	participating actively in corporate governance;

•	performing the functions of the Chairman of the Board in the absence of the CEO;

•	presiding as the chair at executive sessions of the Board;

•	providing input as necessary on the content of Board presentation materials;

•	receiving communications from shareholders in accordance with the procedures specified in this proxy statement for communications with the Board;

•	recommending to the Board the retention of consultants who report directly to the Board;

•	retaining such legal or other advisors as the Lead Independent Director deems necessary or appropriate; and

•	such other duties as the Board may from time to time delegate to the Lead Independent Director.

As discussed above, the Board believes that these roles responsibilities are very similar to the functions performed by a non-executive and independent Chairman of the Board.

Future Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board of Directors believes it is in the best interests of the Company and its shareholders for the Board to make its own determinations, based on all of the then-current facts and circumstances, about whether to separate the roles of Chairman and CEO and whether the Chairman, if not the CEO, should be an independent Director. As discussed above, the Board believes the existing leadership structure is appropriate given the needs of the Board and the Company under the current circumstances. More specifically, after carefully considering the issues involved, the Board of Directors concluded that the Company and the Board are best served at this time by having Mr. East continue to lead the Board, management, and the Company as a unified whole. However, in recognition of the differences between the two roles, the Board currently intends to separate the role of Chairman of the Board from the role of CEO by the time the new CEO is in place.

Board Oversight of Risk Management

Our Board of Directors has an active role in overseeing the Company’s risk management process. While the Board has overall responsibility for the oversight of the Company’s risk management process, the Company’s management is responsible for identifying, assessing, and managing the material risks facing the Company. More specifically, management is responsible for identifying risks and risk controls related to the Company’s significant business activities, mapping the risks to the Company’s strategy, balancing the potential risks to the potential rewards, and determining the appropriate manner in which to control the risks (if at all). The oversight responsibility of the Board and its Committees is enabled by management reporting that provides the Board and its Committees with visibility into management’s risk identification, assessment, and mitigation strategies.

The Board’s oversight of the Company’s risk management process requires an understanding not only the Company-specific risks and the steps management implements to identify, assess, and manage those risks, but also the level of risk that is acceptable and appropriate for the Company. The Company’s risk management process is designed to support the achievement of organizational objectives, including strategic objectives, in order to improve long-term organizational performance and enhance shareholder value. Accordingly, our management defines risk as the possibility that an undesired event could occur that adversely affects the achievement of the Company’s organizational objectives. While risks range from those easily identified and avoided or mitigated to those that are unknown or unavoidable, the Company’s risk management process generally requires the exercise of business judgment to align our voluntary risk-taking with our strategy. For example, it may be inappropriate to expend any resources to avoid or mitigate a risk with minor potential adverse effects, even if the undesired event is likely to occur, while it may be prudent to expend significant resources to avoid or mitigate a risk with major potential adverse effects, even if the undesired event is highly unlikely to occur. In other cases, a high degree of risk may be acceptable in light of the potential rewards.

The Board of Directors does not have a standing committee to oversee the Company’s risk management process, but rather administers its oversight of risk management through both the Board of Directors as a whole and the Board’s three standing Committees. Generally, the Board Committee with subject matter expertise in a particular area has been delegated responsibility for overseeing the Company’s management of risk in that area. That delegation is documented in the Committees’ charters. In addition to retaining overall responsibility for oversight of the Company’s risk management process, the full Board also retains primary responsibility for overseeing the management of risks by the Company in areas that have not been delegated to any of the Committees, as summarized below.

•	Our Board as a whole has oversight responsibility for the Company’s strategic and operational risks, including major corporate initiatives, competitive markets and products, sales and marketing, and research and development.

•	Our Audit Committee has oversight responsibility for financial risk, including accounting, finance, internal controls, and tax strategy. As part of its Charter, the Audit Committee also has oversight responsibility for the Company’s policies with respect to risk assessment and risk management.

•	Our Compensation Committee has oversight responsibility for compensation-related risks, including those arising from our compensation policies and programs.

•	Our Nominating and Corporate Governance Committee has oversight responsibility for corporate governance risks, including the effectiveness of our corporate governance policies, procedures, and practices.

•	Our Board and each Board Committee has oversight responsibility for compliance risks, including applicable laws, rules, and regulations and policies, procedures, and practices, within its area of responsibility. For example, the Audit Committee oversees compliance with finance- and accounting-related laws and policies; the Compensation Committee oversees compliance with the compensation-related laws and policies; and the Nominating and Corporate Governance Committee oversees compliance with corporate governance-related laws and policies.

The Board believes that full and open communication between management and the Board is essential for effective risk management by the Company and effective risk management oversight by the Board. Members of the Company’s senior management regularly attend Board and Committee meetings and are available to address any questions or concerns related to risk management. The Board and its Committees also review reports from management, independent auditors, legal counsel, and outside experts, as appropriate, regarding the risks that the Company faces. Seven of our eight Board members are independent Directors and each Committee of the Board consists solely of independent Directors, so the Company’s risk oversight structure conforms to the Board’s leadership structure discussed above. Accordingly, neither the Board’s role in risk oversight nor the Board’s administration of its oversight function has had an effect on the Board’s leadership structure.

In summary, while management is responsible for identifying, assessing, and managing the various risks that the Company faces, the Board is responsible for overseeing management in that effort. In its oversight role, the Board and its Committees assess the risk management process designed and implemented by our management, as more fully described below.

Risk Oversight by the Full Board

Our Board of Directors plays an integral role in overseeing our risk management process. In general, the Board of Directors directly oversees the management of strategic risks (including those related to competitive dynamics, end markets trends and developments, and changes in macroeconomic conditions) and operational risks (including those related to product development, marketing, sales, and supply chain management). The Board of Directors provides risk management oversight by:

•	understanding and assessing the Company’s risk management process;

•	understanding the Company’s strategic goals and objectives and assessing how they may be affected by material risk exposures;

•	discussing and developing a shared understanding with management of the Company’s philosophy of risk management and tolerance for risk;

•	receiving regular reports from management about the significant risks that the Company faces and how management seeks to control such risks (if appropriate); and

•	reviewing, advising, and (as necessary) directing management with respect to such risks and risk controls.

Presentations and other information prepared for the Board generally identify and discuss relevant risks (including strategic, operational, financial, and compliance risks) and risk controls. In addition, the CEO discusses strategic and operational risks with the Board during strategy reviews that focus on a particular business or function and annually presents a formal report on the top strategic and operational risks. Other members of senior management (including the Chief Financial Officer and General Counsel) may also report directly to the Board of Directors on significant risk management issues.

As discussed above, while the Company’s management is responsible for identifying, assessing, and managing the material risks facing the Company and the Board has overall responsibility for overseeing the Company’s risk management process, the Board has delegated primary oversight over the management of financial reporting, internal controls, and accounting risks to the Audit Committee; compensation risks to the Compensation Committee; and corporate governance risks to the Nominating and Governance Committee. While each Committee is responsible for overseeing the management of the risks delegated to it, the entire Board of Directors is regularly informed through Committee reports about such risks. Upon receiving such reports, the Board provides such guidance as it deems appropriate. This enables the Board and its Committees to coordinate their roles in overseeing the Company’s overall management of risk, which is particularly important with respect to risks interrelationships. Our Board members also have direct and regular contact with members of our management team, and are able to gain insight into particular risks through such direct interactions.

Risk Oversight by the Audit Committee

Our Audit Committee has oversight responsibility for risks related to financial reporting, treasury operations, the security and back-up of information systems, and finance-, accounting-, and tax-related compliance. The Audit Committee provides financial risk oversight by:

•	assisting the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters by meeting at least quarterly with our Finance Department, Independent Registered Public Accounting Firm, and legal counsel to discuss risks related to our financial reporting function;

•	helping to ensure that we conduct business at the highest standards of ethical conduct and in compliance with applicable laws and regulations by monitoring our hotline (which permits the anonymous submission by any employee of complaints, including those related to accounting, internal controls, or auditing matters) and receiving reports of potential violations of Code of Ethics for Principal Executive and Senior Financial Officers;

•	monitoring the integrity of our financial statements and internal controls over financial reporting and the independence of our Independent Registered Public Accounting Firm; and

•	receiving periodic internal controls and related assessments from our Finance Department and an annual attestation report on internal control over financial reporting from our Independent Registered Public Accounting Firm.

In addition, the Board has delegated to the Audit Committee oversight responsibility for the Company’s risk management process. Under the Company’s Audit Committee Charter, the Audit Committee is responsible for periodically reviewing with senior management the Company’s policies regarding risk assessment and risk management. To assist the Audit Committee in performing its oversight of the risk management function, the Audit Committee makes independent inquiry of our Independent Registered Public Accounting Firm and of our Chief Financial Officer (“CFO”) regarding the Company’s significant risks and exposures, the Company’s policies with respect to risk assessment and risk management, and the steps taken by the Company to manage those risks and exposures.

Risk Oversight by the Compensation Committee

Our Compensation Committee has oversight responsibility for risks related to the design, operation, and compliance of the Company’s compensation programs, policies, and practices. In conjunction with the preparation of this proxy statement, the Compensation Committee undertook a review of the compensation programs for our executive officers as well as for our other employees to determine whether those programs encourage excess risk taking that would create a material risk to our economic viability. Based on that review, the Committee concluded that our compensation programs do not present any such material risk that could be reasonably likely to have a material adverse effect on the Company. See “Risk Assessment of Compensation Practices” in “Compensation Discussion and Analysis” for information concerning the material characteristics of our compensation programs that discourage excessive or unnecessary risk taking.

Recoupment Policy

In conjunction with the preparation of this proxy statement, our Compensation Committee recommended and our Board of Directors adopted a recoupment policy applicable to our executive officers. The policy applies if there is a restatement of our financial statements caused by fraud or willful misconduct by an executive officer. For any executive officer whose fraud or willful misconduct causes a restatement of our financial statements, the policy provides, at the discretion of the independent Directors, for the following:

•	cancellation of outstanding equity awards;

•	recoupment of after-tax gains on sales of securities sold between the filing of the financial statements that required restating and the filing of the accurate, restated numbers; and/or

•	recoupment of incentive cash compensation in excess of the amount by which incentive compensation based on financial statements that required restating exceeds the amounts that would have been paid based on the accurate, restated numbers.

Risk Oversight by the Nominating and Corporate Governance Committee

Our Nominating and Governance Committee has oversight responsibility for risks related to the design, operation, and compliance of our corporate governance policies, procedures, and practices, including risks associated with the independence of Directors and potential conflicts of interest. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing our Corporate Governance Guidelines and making recommendations to the Board of Directors regarding changes in the Corporate Governance Guidelines, Director nominees, Director independence, the Board leadership structure, and membership on Board Committees. In addition, management reports directly to the Nominating and Corporate Governance Committee regarding violations of the Company’s Code of Business Conduct and Ethics (except for related party transactions, which must be reviewed and approved by the Audit Committee).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to provide material information about our compensation policies and decisions, including:

•	the objectives of, and principles underlying, our executive compensation policies and decisions;

•	how each element of executive compensation is structured, implemented, and fits into our overall executive compensation objectives; and

•	each element of compensation awarded to, earned by, or paid to our Named Executive Officers during our 2009 fiscal year.

Our Named Executive Officers are our CEO, our CFO, and our three other most highly compensated executive officers. As used in this Compensation Discussion and Analysis, “executive officers” and “senior executives” mean employees who are subject to the requirements of Section 16 of the Securities Exchange Act, and “executives” means all of our Vice Presidents.

Overview

The Compensation Committee, which currently consists of Directors Fiebiger (Chairman), Jacobsson, and Smith, is primarily responsible for setting the compensation of our executives as well as the objectives and principles of our executive compensation program. The Compensation Committee determines compensation based on the recommendations of management (other than for our CEO), analysis of relevant compensation data, and the advice of an independent compensation consultant retained by the Compensation Committee. We seek to have a compensation program that is sufficiently competitive to attract and retain executives, provides incentives for short- and long-term performance, and aligns executive and shareholder interests. The primary elements of our executive compensation program are base and variable pay and equity-based awards.

Executive Compensation Objectives and Principles

The objectives of our executive compensation program are to:

•	attract and retain executives;

•	induce them to achieve our financial and strategic goals and to create shareholder value; and

•	align their incentive compensation with the performance of the Company and the interests of our shareholders.

Accordingly, our executive compensation program is designed to reward continued service, the achievement of our financial and strategic goals, and the creation of shareholder value.

The material principles underlying our executive compensation policies and decisions are as follows:

•	We must provide competitive total compensation that includes sufficient retention elements and is appropriate for a company of our size and financial condition.

•	A significant portion of executive compensation must be linked to the achievement of our financial and strategic goals.

•	A substantial portion of executive compensation must be linked to the creation of shareholder value.

•	We must appropriately balance the retention, corporate performance, and shareholder value objectives of our executive compensation program by carefully allocating between fixed and incentive compensation, between short- and long-term incentive compensation, between cash and equity-based compensation, and among the different forms of equity-based compensation.

•	Our executive compensation program must be consistent with our corporate culture. This means, among other things, that our executives are compensated in a manner similar to other employees and that we strive to make our executive compensation program internally consistent and equitable. During the past three years, for example, the total compensation for our CEO as disclosed in the Summary Compensation Table has been less than two times the total compensation for our next highest paid executive officer.

While executives have a greater portion of their total potential compensation at risk than other employees, the principles underlying our executive compensation program are generally applicable to our compensation policies and decisions for other employees.

Based on these principles, the material elements of our executive compensation program include fixed cash compensation in the form of base salaries; variable incentive cash compensation in the form of an annual incentive plan; and equity-based incentive compensation, currently in the form of stock appreciation rights (“SARs”) and restricted stock units (“RSUs”). In the event of a change of control, our employees would be eligible for benefits under our Employee Retention Plan and our executives would also be eligible, in certain circumstances, for accelerated vesting of equity awards under our Management Continuity Agreements. In addition, executives may participate in our non-qualified deferred compensation plan, Employee Stock Purchase Plan (“ESPP”), and other benefit programs generally available to salaried employees. Our executive compensation program deliberately excludes certain elements. With limited exceptions, our executives do not have employment contracts and are not entitled to receive severance pay or other post-employment benefits (except for the change-of-control arrangements described above). We also do not have executive perquisites, a pension plan, or make employer contributions to our deferred compensation plan.

Processes and Procedures for Determining Executive Compensation

In addition to setting our executive compensation objectives and principles and for assessing their effectiveness, our Compensation Committee has primary responsibility for establishing the compensation of our executive officers. Our Compensation Committee has not delegated its authority to make decisions about the executive compensation program, including the specific amounts paid or awarded to executive officers, to management or anyone else. However, our annual incentive plan typically permits the CEO to reduce the amount otherwise payable to other executives under the plan by up to 100% based on individual performance or special circumstances. Our Board of Directors approves any employment or other agreement entered into with the CEO or other Named Executive Officers.

Role of Compensation Consultant in Determining Executive Compensation

In determining executive compensation, the Compensation Committee considers information and advice provided by its independent consultant, Wade Meyercord of Meyercord & Associates, Inc. (the “Consultant”). The Consultant has been retained by the Compensation Committee since 2004. In addition to attending meetings of the Compensation Committee, the responsibilities of the Consultant include gathering, analyzing, and presenting to the Committee relevant compensation data for the Company’s executive officers. During 2009, the Consultant presented the compensation report to the Compensation Committee at its meeting in July. While the Consultant presents and analyzes competitive compensation data and makes recommendations regarding the design, structure, and elements of our compensation program, he does not make specific compensation recommendations for any individual senior executive. At the request of the Compensation Committee, the Consultant also works from time to time on specific projects related to executive compensation. During 2009, the Consultant worked with the Committee and senior executives on a framework for awarding performance-based equity incentives.

Role of Executive Officers in Determining Executive Compensation

Our Compensation Committee made all compensation decisions related to our Named Executive Officers in 2009. However, our CEO and Vice President of Human Resources regularly attend meetings of the Compensation Committee, and they make specific compensation recommendations for each of the other senior executives. Our CEO makes specific compensation recommendations for the Vice President of Human Resources, who is not present when the Compensation Committee discusses and decides her compensation. Management does not make specific compensation recommendations for our CEO. The CEO’s compensation is determined by the Committee with assistance, as requested, from the Consultant and Vice President of Human Resources. All decisions relating to the compensation of the CEO are made by the Compensation Committee in executive session, without management present. Our senior executives regularly provide information and recommendations to the Compensation Committee on the design, structure, and elements of our compensation program, including compliance issues involving federal and state laws and regulations. In addition, at the request of the Compensation Committee, our senior executives provide information to the Consultant, work with the Consultant to develop executive compensation proposals, and assist the Committee in determining the level of achievement of performance-based incentives.

Use of Market Data

Our Compensation Committee, with the assistance of the Consultant and our Vice President of Human Resources, uses several sources of compensation data when making executive compensation decisions, giving the greatest weight to compensation data from our peer group of competitors for executive talent in the semiconductor or closely related sectors of the high technology industry. The Consultant annually compiles, analyzes, and presents to the Compensation Committee publicly-disclosed compensation data from our peer group. The peer group compensation data provides the Compensation Committee with information regarding the executive compensation practices of our competitors for executive talent, providing one of the bases for the Compensation Committee’s analysis of the structure and implementation of our executive compensation program and the appropriate levels of salary, bonus, and equity awards for our executive officers.

The peer group data is supplemented by executive compensation data from broader commercially-available surveys. The Company subscribes to and participates in surveys by Radford Advisory Services. Radford’s Benchmark and Executive Surveys include salary, incentive, and equity data for full-time, US-based employees, including executives, categorized by job classification. The survey data is used by the Compensation Committee in conjunction with the Peer Group data to determine appropriate executive compensation levels. The Compensation Committee also uses senior management staff as needed to gather and prepare compensation data and to advise in its use. The Compensation Committee uses all of this compensation data for reference purposes and as a factor in its determination of the material elements of our executive compensation program, but does not target any element of our executive compensation program at a pre-determined percentile of our peer group or any particular survey.

Peer Group Selection and Identification

The Compensation Committee reviews each year the composition of the peer group used for purposes of executive compensation analysis. The peer group represents companies in the high technology industry with whom we compete for executive talent and whose revenues and market capitalizations are within a range (generally one-half to two times) that is comparable to ours. The companies are all located in the United States, primarily in the San Francisco Bay Area. For 2009, the peer group consisted of the following companies: Adaptec; Applied Micro Circuits; Cirrus Logic; Exar; Integrated Silicon Solutions; IXYS; Lattice Semiconductor; Micrel; Monolithic Power Systems; PLX Technology; Power Integrations; QuickLogic; Semtech; Silicon Image; Silicon Storage Technologies; SiRF; Tessara Technologies; Trident Microsystems; TriQuint Semiconductor; and Zoran. For 2010, Adaptec, QuickLogic, and Silicon Storage Technologies were removed from peer group, and Pericom Semiconductor, Sigma Designs, and Volterra Semiconductor were added.

In general, the base salaries of our executive officers are higher, and the target (and actual) bonuses for our executive officers are lower as a percentage of base salary, than the average and median of our peer group. In addition, because our stock price is higher than that of most of the peer group, the grant-date value of equity awards to our executive officers are also generally higher than the average and median of our peer group.

Other Factors

In addition to competitive compensation data, the Compensation Committee takes into account an executive officer’s individual experience, skills, knowledge, responsibilities, and performance when making executive compensation decisions. Our CEO reviews with the Compensation Committee the accomplishments of each executive officer and his or her strengths and areas for improvement. The Compensation Committee separately reviews the CEO’s performance based on the Company’s performance, including revenue growth, non-GAAP earnings growth and earnings per share, and total shareholder return. The Compensation Committee also takes into account any other factors that it considers relevant, such as the financial condition of the Company.

The Compensation Committee considers each element of executive compensation in light of total compensation. The Compensation Committee also considers the value of previous compensation, including equity awards still outstanding. The Committee receives data for each executive officer prior to its annual determinations with respect to salary and equity incentive awards. In addition, the Compensation Committee considers contractual commitments, to the extent applicable, and internal equity when making compensation decisions.

Timing of Executive Compensation Decisions and Awards

The Compensation Committee generally considers adjustments in base salary, adoption of the annual incentive plan, and the annual, Company-wide grant of equity awards to continuing employees at its regular meeting in April of each year, but these compensation matters may be considered at any time during the fiscal year. For example, the adoption of the annual incentive plan by the Compensation Committee, which is dependent upon the approval of the Company’s annual plan by the Board of Directors, has occurred as early as January and as late as July.

Under the Company’s policies and procedures, equity awards for executive officers may be approved only at regularly-scheduled meetings of the Compensation Committee. In addition, grants to executive officers of equity awards that have an exercise price are not effective until the first subsequent trading day of an open “trading window,” as defined in our Insider Trading Policy. Similarly, the annual, Company-wide grant of equity awards to continuing employees may be approved only at regularly-scheduled meetings of the Compensation Committee, and any grant that has an exercise price is not effective until the first subsequent trading day of an open trading window. The exercise price of our equity awards (other than RSUs, which have no exercise price) is the closing price of our Common Stock on the date of grant. We believe that this approach helps to ensure that that the exercise price of our equity awards reflect all material information regarding the Company at the time of the grant.

Elements of Executive Compensation

The elements of our executive compensation program are:

•	base salary;

•	cash incentives in the form of an annual incentive plan;

•	equity incentives in the form of time-based SARs and RSUs and performance-based SARs;

•	change of control agreements; and

•	perquisites and benefit programs generally available to salaried employees.

The following narrative describes the four principal elements of our executive compensation program, including why they are included in the program and how they are structured and implemented.

Base Salary

The Compensation Committee believes that it is appropriate for executive officers to receive a competitive level of guaranteed compensation in the form of a base salary for services rendered on a day-to-day basis. Unlike cash and equity incentives, base salary is not subject to performance risk, providing a stable source of fixed income for executives and helping to promote retention and to discourage excessive or unnecessary risk taking. The Compensation Committee reviews base salaries annually and may adjust them to reflect changes in market conditions, responsibilities, and/or performance. As discussed above, in evaluating the base salary for each executive officer, the Compensation Committee reviews competitive compensation data provided by the Consultant and considers the experience, skills, knowledge, and responsibilities of each executive. In addition, the Compensation Committee considers each executive’s individual performance and contributions on the basis of an assessment provided by the CEO. With respect to the CEO, the Compensation Committee also considers the performance of the Company as a whole.

Annual Incentive Plan

To induce executive officers to achieve our annual financial goals, a significant portion of each executive officer’s potential cash compensation is linked to the achievement of goals derived from our annual plan and established by the Compensation Committee under our Key Employee Incentive Plan (the “Incentive Plan”). The Compensation Committee determines who is eligible to receive awards under the Incentive Plan, establishes the financial performance goals and target awards for each participant for the relevant year, and determines what percentage of the target award should be allocated to the achievement of each of the chosen financial performance goals. The Incentive Plan is designed so that the financial goals should be achievable in any given year with a satisfactory level of performance. Higher levels of performance under the Incentive Plan result in incentive cash payments that are bigger than the target award, and lower levels of performance result in either no incentive cash payments or incentive cash payments that are smaller than the target award. The executive portion of the Incentive Plan emphasizes corporate financial performance in order to foster a shared commitment among executives. Generally, award levels for senior executives under the Incentive Plan are the same percentage of salary, except for the CEO, who generally receives awards at a greater percentage of salary than the other executive officers for achievement of the same financial performance goals.

The Incentive Plan for 2009 was similar to the incentive plan adopted in prior years. The incentive cash payment for executives under the Incentive Plan for 2009 and prior years was determined primarily by a formula based on two variables: our annual revenues and our non-GAAP profit before tax. “Non-GAAP profit before tax” excludes amortization of acquisition-related intangibles, stock-based compensation expense, adjustments to deferred tax valuation allowances, expenses associated with reduction-in-force and other cost reduction initiatives, and other non-recurring adjustments. “Non-GAAP profit before tax” is reported in our earnings release for the fourth quarter of any given year, which includes a reconciliation showing how the non-GAAP numbers were calculated from the GAAP Statements of Operations. However, the Compensation Committee may make adjustments in the calculation of our financial results for purposes of the incentive plan that cause differences between the numbers used for our incentive plan and the numbers reported in our fourth quarter earnings release. The Compensation Committee selected revenues and pretax profits as the financial goals so that our executive officers would be induced to achieve the types of financial performance that are of primary interest of our shareholders (namely, sales and profitability). The levels of revenues and non-GAAP profit before tax used under the Incentive Plan for 2009 and prior years was determined by the Compensation Committee with reference to the annual plan for the applicable year adopted by our full Board of Directors.

The aggregate payment under the Incentive Plan for 2009 and prior years was subject to certain adjustments and limitations. First, the total incentive cash payment for executive officers could be adjusted upward or downward by up to 20% based on our revenue growth compared with that of our four direct competitors (Xilinx, Inc., Altera Corporation, Lattice Semiconductor Corporation, and QuickLogic Corporation). For example, if our revenue growth was greater than that of all four of our direct competitors, the target award would be increased by 20%; if our revenue growth was less than that of any of our direct competitors, the target award would be reduced by 20%; and if our revenue growth of greater than two of our four direct competitors, no adjustment would be made in the target award. The Compensation Committee included this competitive adjustment so that our executive officers would be induced to increase our market share, which the Compensation Committee believed was also of interest to shareholders. Second, no bonus was paid unless a minimum threshold level of non-GAAP profit before tax was reached, and total payments to executive officers under the Incentive Plan could not exceed a maximum level of non-GAAP profit before tax. The Compensation Committee included these limitations to induce our executives to achieve our annual profitability goals and to ensure that executives did not receive a disproportionate amount of the profits that we generate. Finally, our CEO could modify the payments to executive officers other than himself to reflect individual achievement or special financial circumstances. The allocated bonus amount for any particular executive officer could be reduced by any percentage up to 100%, or increased by any percentage up to 20%, provided that the total amount paid to executive officers does not exceed the amount set forth in the Incentive Plan.

The total amount available under the Incentive Plan for 2009 was allocated among the executive officers in proportion to their base salaries. The payment available to Mr. East, as a percentage of his base salary, was 50% higher than the payments available to the other Named Executive Officers, as a percentage of their base salaries, to reflect his greater responsibility for the Company’s success in achieving our financial objectives. The Grants of Plan Based Awards table (in the section of this proxy statement entitled “Compensation of Executive Officers”) sets forth the threshold, target, and maximum amounts that would have been payable under the Incentive Plan for 2009 to Named Executive Officers if the amounts payable under the Incentive Plan were not adjusted for the Company’s relative performance to our four direct competitors.

In April 2010, the Compensation Committee approved the Incentive Plan for 2010, which has a simpler structure. The Incentive Plan for 2010 includes only one financial performance measure: Non-GAAP profit before tax. The total payment to executives and key employees under the Incentive Plan for 2010 is fixed at 10% of non-GAAP profit before tax if non-GAAP profit before tax is more than 70% of the target and at 5% of non-GAAP profit before tax if non-GAAP profit before tax is between 50% and 70% of the target. No payments will be made if non-GAAP profit before tax is less than 50% of the target. The “bonus pool” is allocated among executives and key employees in accordance with the percentages set forth in the Incentive Plan. Our CEO retains the discretion under the Incentive Plan for 2010 to reduce by up to 100% or increase by up to 20% the incentive award for other executive officers. The Compensation Committee decided to streamline the structure of the Incentive Plan for 2010, and to have it focused exclusively on pretax profits, so that our executive officers would be induced to increase the single measure of financial performance that the Board determined was most important at this time (namely, profitability).

Equity Awards

The purpose of our equity-based awards is to give executives and other employees the same interests as our shareholders, further increasing the alignment between our executives and shareholders. Equity rewards provide each executive with a significant incentive to manage from the perspective of an owner. Equity awards can also induce employees to stay with us for longer periods of time, which in turn provides us with greater stability and directly links compensation to the longer-term performance of the Company. In addition, unlike cash compensation, equity awards do not adversely affect our cash flows. Our Compensation Committee reviews annually the equity incentives for our Named Executive Officers and other executives, and believes that equity awards should constitute a substantial portion of each executive officer’s potential compensation. We attempt to structure our equity awards so that they are competitive with comparable companies based on the data supplied by the Consultant and reflect the significance of each executive’s responsibilities within the Company.

Historically, our equity compensation consisted solely of stock options, which closely align executive and shareholder interests because stock options become valuable only if there is an increase in the price of the underlying shares of stock. Stock options were also given favorable accounting treatment compared with other forms of equity awards. That changed with the implementation of Statement of Financial Accounting Standards No. 123R, which altered the accounting treatment for stock options beginning in 2006. Like many other public companies in our industry, we began awarding RSUs as well as stock options to executives following the implementation of FAS 123R. Structurally, the principal difference between a stock option and an RSU is that a stock option requires the payment of an exercise price but an RSU doesn’t. Because they fluctuate in value with changes in our stock price, RSUs still align executive and shareholder interests, but less strongly than stock options because RSUs retain value even if our stock price decreases. For the same reason, however, RSUs provide a much more powerful retention incentive for executives and other employees than “underwater” stock options. In addition, since there is no exercise price associated with RSUs, a single RSU is more valuable than a single option, which means that we can award fewer RSUs than stock options, which is less dilutive to our shareholders. The Compensation Committee has generally awarded equity compensation to our executives in the ratio of 7.5 stock options (or stock-settled SARs, as discussed below) for each RSU. Since a substantial portion of the potential compensation from our equity incentive awards is linked to the creation of shareholder value, the Compensation Committee believes that this ratio appropriately balances the retention and shareholder value objectives of our executive compensation program.

In 2009, we began generally awarding stock-settled SARs instead of stock options to executives and other employees. Stock options require the payment of an exercise price in order for an executive or other employee to receive the benefit from any appreciation in the value of our stock above the exercise price. In practice, most executives and other employees effect “cashless exercises” of stock options with the assistance of a broker, in which the broker advances the exercise price and is repaid from the proceeds of the immediate sale of the underlying share of stock. SARs, on the other hand, permit executives and other employees to receive the benefit from any appreciation in the value of our stock above the exercise price without payment of the exercise price. For our executives and other employees, SARs are economically the same as “cashless exercise” stock options. In contrast to stock options, the Company does not benefit from the receipt of cash in the amount of the exercise price when SARs are exercised, but there is less dilution, which benefits the Company’s shareholders. The Compensation Committee decided to begin generally awarding SARs instead of stock options in order to reduce the amount of dilution to the Company’s shareholders resulting from our equity awards.

All stock option and SAR awards have an exercise price equal to the fair market value of our Common Stock as of the date of the grant. Time-based equity awards generally vest over four years at the rate of 50% after two years and 6.25% each quarter thereafter. To date, all of our equity awards have a term of ten years from the date of grant.

In February 2010, our Compensation Committee for the first time awarded performance-based (instead of time-based) SARs to our executives, including our Named Executive Officers. Performance-based SARs vest only if the performance-based goals are achieved, providing a direct incentive for our executives to achieve the goals. In this case, the performance-based goals were medium-term financial goals. More specifically, the performance-based goals are non-GAAP earnings per share targets for the third and fourth quarters of 2010 and the first quarter of 2011.

Change of Control Arrangements

We have two arrangements that could provide benefits to our executives in the event of a change of control. For the purposes of these arrangements, a change of control is defined as (i) the acquisition by any person of beneficial ownership of more than 30% of the combined voting power of our outstanding securities; (ii) a change in a majority of our Board of Directors within a two-year period; (iii) our merger or consolidation with any other corporation that has been approved by our shareholders, other than a merger or consolidation that would result in our voting securities outstanding immediately prior the merger or consolidation continuing to represent at least 50% of the total voting power of the surviving entity outstanding immediately after such merger or consolidation; or (iv) approval by our shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.

Our Employee Retention Plan provides that all employees who hold unvested equity awards as of the date of any change of control are entitled to receive, upon remaining employed for six months following the date of such change of control (or upon an earlier termination of employment other than for cause), an amount equal to one-third of the aggregate value of the “spread” on their unvested equity awards as of the date of such change of control. “Spread” is defined as the difference between the price of our stock on the day before the change of control and the exercise price (if any). Payment may be made in cash, common stock of the Company or the acquirer, or a combination of cash and common stock. Such payment is in addition to any value realized by the employee upon exercise of any such equity awards. The purpose of the Employee Retention Plan is to help ensure that the interests of our employees and our shareholders are aligned in the event we are potentially subject to a change of control.

Our Management Continuity Agreements provide that an executive’s equity awards that are unvested at the time of a change of control become fully vested following a change of control if the executive dies or the executive’s employment is terminated (actually or constructively) other than for cause. Change-of-control events often result in termination of executives’ employment. As a result, executives may have a strong personal financial incentive to avoid or resist a change of control even if that change of control would be beneficial to the Company’s shareholders. Our Management Continuity Agreements are intended to ameliorate this potential conflict of interest and make our executives neutral from a personal financial perspective with respect to potential change-of-control events.

We believe that the amount of compensation our executives could potentially receive after being terminated following a change of control under our “double trigger” Management Continuity Agreements is modest compared with the amounts potentially receivable by executives at comparable companies under their employment, severance, or other change-of-control agreements. We did not select a “single trigger” arrangement because that could have the effect of biasing executives in favor of a change of control and would deprive a potential acquirer of the ability use an executive’s equity awards to retain the executive.

2009 Compensation Decisions

During 2009, the Compensation Committee made the following material executive compensation decisions:

•	No increases in base salary were granted to our Named Executive Officers or any of our executives. Because our executives have significant industry experience and most have long tenures with us, their base salaries are generally higher than average for comparable companies.

•	No incentive plan payments were earned in 2009. The financial targets in the Incentive Plan for 2009 were revenues of $190.0 million and non-GAAP profit before tax of $10.8 million. The target bonus payments (assuming that our revenue growth would exceed two of our four main competitors) represented 56.3% of our CEO’s base salary and 37.5% of the base salaries of the other Named Executive Officers. Due to our base salaries being somewhat higher than the average for comparable companies, we believe that overall our target bonus payments under the Incentive Plan for 2009 were somewhat lower as a percentage of base salary than the average for comparable companies. Under the Incentive Plan for 2009, the minimum threshold level of non-GAAP profit before tax was $8.3 million (or 77% of target), and the maximum level of non-GAAP profit before tax was 14.9%. No Incentive Plan payments were earned in 2009 because the minimum threshold level was not met. In concluding that the minimum threshold level was not met, the Compensation Committee determined that $13.3 million in inventory reserves taken during the second quarter of 2009 should be included in the calculation of non-GAAP profit before tax for purposes of the Incentive Plan (even though the inventory reserves were excluded from the non-GAAP numbers that the Company reported for the second quarter of 2009) because the decision made in 2008 to build the inventory was entirely within management’s control. However, our CFO received an Incentive Plan payment of 40% of his earned salary under the terms of his Employment Agreement.

•	Our CEO was awarded 13,000 RSUs and 97,500 SARs and, except for our CFO, the other Named Executive Officers were awarded 4,500 RSUs and 33,750 SARs. Our CFO was not an employee at the time of this grant. Under the terms of his Employment Agreement, our CFO was awarded three new-hire grants for a total of 160,000 SARs.

2010 Compensation Decisions

To date during 2010, the Compensation Committee has made the following material executive compensation decisions:

•	Our CEO was awarded 13,800 performance-based SARs and our other Named Executive Officers were awarded 11,400 SARs. One third of the SARs will vest if the Company meets the specified non-GAAP earnings per share targets for the third quarter of 2010, the fourth quarter of 2010, and the first quarter of 2011.

•	The target bonus payments in the Incentive Plan for 2010 represent 57.8% of our CEO’s base salary and 38.6% of the base salaries of the other Named Executive Officers. Due to our base salaries being somewhat higher than the average for comparable companies, we believe that overall our target bonus payments under the Incentive Plan for 2010 are somewhat lower as a percentage of base salary than the average for comparable companies.

•	Our CEO was awarded13,000 RSUs and, except for our CFO, the other Named Executive Officers were awarded 4,500 RSUs and 33,750 SARs. Under the terms of his Employment Agreement, our CFO was awarded 10,000 RSUs and 50,000 SARs.

Benefit Programs Generally Available to Salaried Employees

Executives are eligible to participate in benefit programs designed for all of the Company’s salaried employees. These programs include a 401(k) savings plan, flexible spending accounts for health and dependent care, and medical, dental, vision, disability, life insurance, employee assistance, and pre-paid legal service programs.

Employee Stock Purchase Plan

We offer all full-time and most part-time employees the opportunity to participate in our ESPP. The ESPP is generally implemented during consecutive and overlapping 24-month offering periods, each of which is divided into four six-month purchase periods. Generally, offering and purchase periods commence on February 1 and August 1 of each year. Under the terms of the ESPP, an employee may at the beginning of each purchase period elect to place up to 15% of their base salary into the plan. At the end of each purchase period, the amounts in each participant’s account are used to purchase shares of our Common Stock at a price equal to the lower of 85% of the price of our Common Stock at the beginning of the purchase period or 85% of the price of our Common Stock at the end of the purchase period. The primary purpose of the ESSP is to encourage lower-level employees who may not receive significant stock option awards to purchase and hold our Common Stock. As such, since January 3, 2006, we have limited the total amount of contributions that any employee may use to purchase Common Stock pursuant to the ESPP to $10,000 in any calendar year. We do not consider the ESPP to be a significant element of our executive compensation program.

Non-Qualified Deferred Compensation

We administer a non-qualified deferred compensation plan in which all employees with a base salary of at least $150,000 are eligible to participate. The plan allows employees to place cash compensation into their choice of investment vehicles and to not be taxed on the returns from such investment until they withdraw amounts from the accounts. We do not make any contributions to any employee’s account and do not guarantee any return on the accounts. We provide this plan so that more highly compensated employees have the opportunity to place the same proportion of their compensation in a tax-favored vehicle that lower compensated employees have through vehicles such as our 401(k) plan. The cost of administering the plan is small, so we do not consider this a significant element of our executive compensation program.

Other Matters Related to Executive Compensation

Deductibility of Compensation

We believe that the base salaries and potential incentive bonuses of our executive officers, when combined, are below the $1 million deductibility limit set forth in Section 162(m) of the Internal Revenue Code and, therefore, that provision of the tax law does not influence our compensation decisions significantly.

Hedging Transactions

Since 2001, our Insider Trading Policy has prohibited insiders from making a short sale of the Company’s securities or acquiring a put equivalent position with respect to the Company’s securities due to the conflict of interest.

Stock Ownership Guidelines

In conjunction with the preparation of this proxy statement, and at the recommendation of the Nominating and Corporate Governance Committee, our Board of Directors adopted share ownership guidelines for our executive officers and non-employee Directors. We believe that share ownership links the interests of our Board of Directors and management with our shareholders. The ownership guidelines specify that executive officers are expected to own at least 1,000 shares of the Company’s stock and non-employee Directors are expected to own shares of the Company’s stock with a value equal to at least the amount of the annual cash retainer (currently $35,000). Executive officers and non-employee Directors are encouraged to reach this goal within five years and to hold at least the minimum number of shares for as long as he or she is an executive officer or non-employee Director. Our Nominating and Corporate Governance Committee will review these guidelines at least annually for appropriateness and compliance.

Risk Assessment of Compensation Practices

In conjunction with the preparation of this proxy statement, the Compensation Committee undertook a review of the compensation programs for our executive officers as well as for our other employees to determine whether those programs encourage excess risk taking that would create a material risk to our economic viability. Based on that review, the Committee concluded that our compensation programs do not present any such material risk that could be reasonably likely to have a material adverse effect on the Company. The material characteristics of our compensation programs that discourage excessive or unnecessary risk taking include the following:

•	Assuming the achievement of at least a minimum level of performance, payouts under our performance-based incentive plan result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

•	Base salaries are intended to constitute a sufficient element of total compensation to discourage undue risk taking in meeting incentive goals.

•	Bonus opportunities are capped so that the upside potential is not so large as to encourage detrimental risk taking.

•	Compensation elements used by comparator companies are considered in designing our executive compensation program, thereby avoiding unusually high pay opportunities relative to Company peers.

•	Earnings goals and opportunity in our performance-based incentive programs are at levels intended to be attainable without the need to take inappropriate risks.

•	Our stock-based incentives vest or are earned over a multi-year period, which provides long-term upside potential and downside risk.

•	Performance-based pay opportunities are designed with goals that are intended to result in long-term value to the shareholders.

•	The stock-based compensation elements of our executive compensation program, combined with our stock ownership guidelines, align the interests of our executives and shareholders.

In conjunction with the preparation of this proxy statement, our Compensation Committee and our Board of Directors adopted a recoupment policy applicable to our executive officers. The policy applies if there is a restatement of our financial statements caused by fraud or willful misconduct by an executive officer. For any executive officer whose fraud or willful misconduct causes a restatement of our financial statements, the policy provides, at the discretion of the independent Directors, for the following:

•	cancellation of outstanding equity awards;

•	recoupment of after-tax gains on sales of securities sold between the filing of the financial statements that required restating and the filing of the accurate, restated numbers; and/or

•	recoupment of incentive cash compensation in excess of the amount by which incentive compensation based on financial statements that required restating exceeds the amounts that would have been paid based on the accurate, restated numbers.

Compensation Committee Report

The following report is provided to shareholders by the Audit Committee of the Board of Directors. This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, except to the extent that Actel specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in the proxy statement for the 2010 Annual Meeting of Shareholders. Based on these reviews and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the proxy statement for the 2010 Annual Meeting of Shareholders for filing with the SEC.

James R. Fiebiger (Chairman)
Jacob S. Jacobsson
Jeffrey C. Smith

Summary Compensation Table

The following table presents information concerning the total compensation of the Company’s CEO, CFO, and the three other Named Executive Officers for services rendered to the Company in all capacities for the fiscal year ended January 3, 2010. None of our Named Executive Officers received any other compensation required to be disclosed by law or in excess of $10,000 annually.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
						Non-	Value and
						Equity	Nonqualified
						Incentive	Deferred
				Stock	Option	Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)	($)(2)	($)	($)	($)

John C. East	2009	$422,000	—	$79,327	$594,955	—	—	—	$1,096,282
President and Chief	2008	$441,476	—	$71,196	$533,969	$148,669	—	—	$1,195,310
Executive Officer (Principal Executive Officer)	2007	$422,000	—	$57,377	$430,326	—	—	—	$909,703
Maurice E. Carson(3)	2009	$124,500	$85,000	$—	$841,312	$49,800	—	$27,667	$1,128,279
Executive Vice President and	2008	—	—	—	—	—	—	—	—
Chief Financial Officer (Principal Financial Officer)	2007	—	—	—	—	—	—	—	—
Esmat Z. Hamdy	2009	$313,702	—	$27,459	$205,946	—	—	—	$547,107
Senior Vice President,	2008	$322,140	—	$24,645	$184,835	$76,850	—	—	$608,470
Technology and Operations	2007	$324,352	—	$19,861	$148,959	—	—	—	$493,172
Jay A. Legenhausen(4)	2009	$290,000	—	$27,459	$205,946	—	—	—	$523,405
Senior Vice President,	2008	$290,000	$15,000	$24,645	$184,835	$68,111	—	—	$582,591
Worldwide Sales	2007	—	—	—	—	—	—	—	—
Fares N. Mubarak	2009	$322,140	—	$27,459	$205,946	—	—	—	$555,545
Senior Vice President,	2008	$322,140	—	$24,645	$184,835	$75,883	—	—	$607,503
Engineering and Marketing	2007	$306,448	—	$19,861	$237,231	—	—	—	$563,540

(1)	The amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of the stock option and stock awards are set forth in Note 1 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2010.

(2)	Represents amounts earned under our 2008 Key Employee Incentive Plan for performance during 2008 but paid during 2009.

(3)	Mr. Carson joined us in August 2009. Under his Employment Agreement, Mr. Carson received a signing bonus of $85,000. Over the term of his two-year Employment Agreement, Mr. Carson is also being reimbursed for the reasonable moving expenses incurred by him and his family during their relocation to California.

(4)	Mr. Legenhausen was not a Named Executive Officer in 2007 and therefore the Summary Compensation Table does not include compensation information for him for that year.

Grants of Plan-Based Awards

The following table presents information concerning grants of plan-based awards to each of the Named Executive Officers during our 2009 fiscal year:

GRANTS OF PLAN-BASED AWARDS

								All Other	All Other		Grant
								Stock	Option	Exercise	Date
								Awards	Awards:	or Base	Fair
		Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	Price of	Value of
		Under Non-Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards			Shares or	Securities	Option	Stock &
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock	Underlying	Awards	Options
Name	Date	($)	($)	($)	($)	($)	($)	Units (#)	Options (#)	($/Sh)	Awards ($)

Maurice E. Carson		49,800	49,800	49,800
	08/17/2009								160,000	10.86	841,312
John C. East		173,438	237,586	560,703
	05/01/2009							13,000			161,980
	05/01/2009								97,500	12.46	594,955
Esmat Z. Hamdy		88,186	120,803	285,094
	05/01/2009							4,500			56,070
	05/01/2009								33,750	12.46	205,946
Jay A. Legenhausen		79,388	108,750	256,650
	05/01/2009							4,500			56,070
	05/01/2009								33,750	12.46	205,946
Fares N. Mubarak		88,186	120,803	285,094
	05/01/2009							4,500			56,070
	05/01/2009								33,750	12.46	205,946

(1)	These columns show the range of potential payouts under the 2009 Key Employee Incentive Plan, which is described in the Compensation Discussion and Analysis under the caption “Elements of Executive Compensation — Annual Incentive Plan.”

Additional Material Information Regarding Compensation Tables

Set forth below is additional information regarding the compensation described in the Summary Compensation Table and the Grant of Plan Based Awards table set forth above.

1986 Equity Incentive Plan

Equity awards to Named Executive Officers are made under our 1986 Equity Incentive Plan (“Equity Plan”). The Equity Plan was initially approved by our Board of Directors in January 1986 and by our shareholders in May 1986. Since then, our Board and shareholders have approved numerous amendments to the Equity Plan, including increases in the number of shares of Common Stock issuable under the Plan. The Equity Plan provides for the granting to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), the granting of nonstatutory options to employees and consultants (including sales representatives), and for the granting of SARs, restricted stock, RSUs, performance shares, and performance units to employees. The Equity Plan is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

At January 3, 2010, stock options and SARs to purchase a total of 6,229,444 shares were outstanding at a weighted average exercise price of $15.50 per share; 307,927 RSUs were outstanding and unvested at a weighted average grant date value of $12.58; and 848,198 shares remained available for future grants under the Equity Plan.

The equity awards granted under the Equity Plan to executives during 2009 vest over four years at the rate of 50% after two years and 6.25% each quarter thereafter. The other material features of the Equity Plan are described below:

Administration

The Equity Plan may be administered by our Board of Directors or a committee designated by the Board that is constituted in accordance with applicable rules and regulations (the “Administrator”)

Stock Options and SARs

Each option and SAR granted under the Equity Plan is to be evidenced by a written agreement between Actel and the grantee and is subject to the following additional terms and conditions:

Exercise of Option.  The Administrator determines on the date of grant when options become exercisable. An option is exercised by giving written notice of exercise to Actel specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to Actel. Subject to applicable law, the acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (i) cash, (ii) check, (iii) promissory note, (iv) shares of Common Stock, (v) the delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise and delivery to Actel of the exercise price from the sale proceeds, (vi) any combination of the foregoing methods, or (vii) such other consideration and method of payment permitted under applicable law.

Exercise of SAR.  The Administrator determines on the date of grant when SARs become exercisable. A SAR is exercised by giving written notice of exercise to Actel specifying the number of SARs being exercised.

Exercise Price.  The exercise price of options and SARs granted under the Equity Plan is determined on the date of grant. The exercise price of stock options and SARs must be at least 100% of the fair market value per share at the time of grant. In the case of options and SARs granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of Actel or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The fair market value of a share of Common Stock is the closing sales price for such stock as quoted on the Nasdaq National Market on the date of grant.

Termination of Relationship.  If the grantee’s employment or consulting relationship with Actel is terminated for any reason (other than death or total and permanent disability, as discussed below), options and SARs may be exercised within 90 days (or such other period of time as is determined by the Administrator) after such termination as to all or part of the shares as to which the grantee was entitled to exercise at the date of such termination, provided that the option may be exercised no later than its expiration date.

Disability.  If an grantee is unable to continue his or her employment or consulting relationship with us as a result of total and permanent disability, options and SARs may be exercised at any time within six months (or such other period of time not exceeding 12 months as is determined by the Administrator) from the date of disability to the extent such options and SARs were exercisable at the date of disability, provided that the option may be exercised no later than its expiration date.

Death.  If an grantee dies while serving as our employee or consultant, options and SARs become fully vested and may be exercised at any time within 12 months after the date of death by the grantee’s estate or a person who acquired the right to exercise the option or SAR by bequest or inheritance, provided that the option or SAR may be exercised no later than its expiration date.

Term and Termination of Option or SAR.  At the time an option or SAR is granted, the Administrator determines the period within which the option or SAR may be exercised. The form of agreement provides that options and SARs granted under the Equity Plan expire ten years from the date of grant. In no event may the term of an incentive stock option be longer than ten years. No option or SAR may be exercised by any person after the expiration of its term. An incentive stock option granted to a grantee who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of Actel may not have a term of more than five years.

RSUs

RSUs are awards that obligate the Company to deliver shares of Common Stock to the participant as specified on each vesting date. Subject to annual share limitations set forth in the Equity Plan, the Administrator has complete discretion to determine (i) the number of shares subject to a RSU award granted to any participant and (ii) the conditions for grant or for vesting that must be satisfied, which typically will be based principally or solely on continued provision of services but may include a performance-based component. If a participant dies while serving as our employee or consultant, any RSUs shall vest in full. Until the shares are issued, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the underlying shares, unless a dividend equivalent has been issued in tandem with the RSU.

Nontransferability of Awards

Unless determined otherwise by the Administrator, an award granted under the Equity Plan is not transferable other than by will or the laws of descent and distribution, and may be exercised only by the participant during the participant’s lifetime or, in the event of death, by the participant’s estate or by a person who acquires the right to exercise the award. No awards granted under the Equity Plan may ever be transferred for value.

Stock Subject to Equity Plan

The Equity Plan provides that the aggregate number of equity awards that may be granted under the Plan is increased annually on the first day of each fiscal year by such amount as is necessary to make the total number of equity awards available for grant under the Equity Plan equal to 5% of our Common Stock issued and outstanding at the close of business on the last day of the immediately preceding fiscal year. Each RSU that is granted counts as two equity awards under the Equity Plan.

Adjustments; Dissolutions; Mergers and Asset Sales

In the event any change, such as a stock split or dividend, is made in Actel’s capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by us, an appropriate adjustment shall be made in the number of shares under the Equity Plan, the price per share covered by each outstanding award, and the annual limits applicable to share-based awards.

In the event of the proposed dissolution or liquidation of Actel, all awards that have not been exercised (with respect to options and SARs) or vested will terminate immediately prior to the consummation of such proposed action. The Administrator may, in its discretion, make provision for accelerating the vesting of shares subject to options and SARs under the Equity Plan in the event of such a proposed dissolution or liquidation. In addition, the Administrator may provide that any Company repurchase option or forfeiture rights applicable to other types of awards will lapse, and vesting will accelerate, subject to the dissolution or liquidation taking place at the time and in the manner contemplated.

In the event of the merger of Actel with or into another corporation or the sale of all or substantially all of the assets of Actel, each outstanding award shall be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the awards, they shall become fully vested.

Amendment and Termination

The Board may amend the Equity Plan at any time or from time to time or may terminate the Equity Plan without approval of the shareholders, except that shareholder approval is required for any amendment to the Equity Plan requiring shareholder approval under applicable law as in effect at the time. However, no action by the Board of Directors or shareholders may alter or impair any award previously granted under the Equity Plan without the written consent of holder of such award. The Board may accelerate the vesting of any award or waive any condition or restriction pertaining to such award at any time. The Board may not substitute new stock options or SARs for previously granted stock options or SARs, or amend any stock option or SAR to reduce the exercise price, without shareholder approval.

Last extended in 2001, the Equity Plan will terminate on May 18, 2011, unless further extended or earlier terminated. Any awards outstanding under the Equity Plan at the time of its termination will remain outstanding until they expire by their terms.

Outstanding Equity Awards at Fiscal Year-End

The following table presents certain information concerning equity awards held by the Named Executive Officers at the end of our 2009 fiscal year:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards							Stock Awards
												Equity
												Incentive
											Equity	Plan
											Incentive	Awards:
											Plan	Market or
					Equity						Awards:	Payout
					Incentive						Number of	Value of
					Plan					Market	Unearned	Unearned
	Number of		Number of		Awards:			# of Shares		Value	Shares,	Shares,
	Securities		Securities		# of Securities			or Units		of Shares or	Units or	Units or
	Underlying		Underlying		Underlying			of Stock		Units of Stock	Other Rights	Other Rights
	Unexercised		Unexercised		Unexercised	Option	Option	That		That	That	That
	Options		Options		Unearned	Exercise	Expiration	Have not		Have not	Have not	Have not
	Exercisable (#)		Unexercisable (#)		Options (#)	Price ($)	Date	Vested (#)		Vested ($)	Vested (#)	Vested ($)

Maurice E. Carson			35,000	(20)		10.86	08/17/19
			100,000	(21)		10.86	08/17/19
			25,000	(22)		10.86	08/17/19
John C. East	130,000	(6)				24.76	03/02/14
			97,500	(23)		12.46	05/01/19
			97,500	(18)		13.08	03/12/18
	75,000	(1)				31.75	02/18/10
	65,000	(2)				31.00	12/21/10
	140,000	(7)				15.70	01/07/15
	67,031	(9)	30,469			11.05	10/26/17
	107,000	(5)				15.15	01/28/13
	120,000	(4)				20.13	03/14/12
	121,875	(8)	8,125			14.77	03/03/16
	125,000	(3)				21.97	07/31/11
								13,000	(10)	154,440
								6,500	(19)	77,220
								13,000	(24)	154,440
Esmat Z. Hamdy		(18)	33,750			13.08	03/12/18
	23,203	(9)	10,547			11.05	10/26/17
	31,640	(8)	2,110			14.77	03/03/16
			33,750	(23)		12.46	05/01/19
	45,000	(7)				15.70	01/07/15
	40,000	(5)				15.15	01/28/13
								1,125	(13)	13,365
								4,500	(19)	53,460
								2,250	(10)	26,730
								4,500	(24)	53,460
Jay A. Legenhausen	65,000	(9)	65,000			11.05	10/26/17
			33,750	(23)		12.46	05/01/19
			33,750	(18)		13.08	03/12/18
								4,500	(19)	53,460
								4,500	(24)	53,460
Fares N. Mubarak			33,750	(18)		13.08	03/12/18
	50,390	(8)	3,360			14.77	03/03/16
	33,203	(9)	20,547			11.05	10/26/17
			33,750	(23)		12.46	05/01/19
	45,000	(7)				15.70	01/07/05
	40,000	(5)				15.15	01/28/13
								1,125	(13)	13,365
								4,500	(19)	53,460
								2,250	(10)	26,730
								4,500	(24)	53,460

(1)	Option grant date was April 11, 2000; 50% of the shares subject to the grant vested on February 18, 2002, and 6.25% vested quarterly thereafter until February 18, 2004.

(2)	Option grant date was January 17, 2001; 6.25% of the shares subject to the grant vested on March 31, 2001, and 6.25% vested quarterly thereafter until December 21, 2004.

(3)	Option grant date was August 21, 2001; 50% of the shares subject to the grant vested on August 1, 2003, and 6.25% vested quarterly thereafter until August 1, 2005.

(4)	Option grant date was April 4, 2002; 50% of the shares subject to the grant vested on August 1, 2004, and 6.25% vested quarterly thereafter until August 1, 2006.

(5)	Option grant date was January 31, 2003; 50% of the shares subject to the grant vested on August 1, 2005, and 6.25% vested quarterly thereafter until August 1, 2007.

(6)	Option grant date was March 6, 2004; 50% of the shares subject to the grant vested on August 1, 2006, and 6.25% vest quarterly thereafter until August 1, 2008.

(7)	Option grant date was January 7, 2005; 6.25% of the shares subject to the grant vest quarterly from the date of grant until January 7, 2009.

(8)	Option grant date was March 3, 2006; 50% of the shares subject to this grant vest on March 3, 2008, 6.25% vest quarterly thereafter until February 1, 2010.

(9)	Option grant date was October 26, 2007; 50% of the shares subject to the grant vest on March 2, 2009, and 6.25% vest quarterly thereafter until March 2, 2011.

(10)	Restricted Grant Unit grant date was October 26, 2007; 50% of the shares vest on March 16, 2009, and 25% vest annually thereafter until March 16, 2011.

(11)	RSU grant date was January 3, 2006; 50% of the shares subject to the award vested on March 31, 2007, and 10% vest quarterly thereafter until June 16, 2008.

(12)	RSU grant date was January 3, 2006; 50% of the shares subject to the award vested on September 16, 2007, and 7.143% vest quarterly thereafter until June 16, 2009.

(13)	RSU grant date was March 3, 2006; 50% of the shares subject to the award vest on March 31, 2008, and 25% vest annually thereafter until March 31, 2010.

(14)	Option grant date was March 1, 1999; 6.25% of the shares subject to the grant vested quarterly from the date of grant until March 1, 2003.

(15)	Option grant date was August 6, 1999; 50% of the shares subject to the grant vested on August 1, 2001, and 6.25% vested quarterly thereafter until August 1, 2003.

(16)	Option grant date was March 3, 2006; 6.25% of the shares subject to the grant vested on May 6, 2006, and 6.25% vest quarterly thereafter until February 6, 2010.

(17)	Option grant date was October 26, 2007; 6.25% of the shares subject to the grant vested on January 16, 2008, and 6.25% vest every quarter thereafter until October 16, 2011.

(18)	Option grant date was March 12, 2008; 50% of the shares subject to this grant vest on March 2, 2010, 6.25% vest quarterly thereafter until March 2, 2012.

(19)	RSU grant date was March 12, 2008; 50% of the shares subject to the award vested on March 16, 2010, and 25% vest annually thereafter until March 16, 2012.

(20)	SAR grant date was August 17, 2009; 25% of the shares subject to the grant vest on August 17, 2010, and 6.25% vested quarterly thereafter until August 17, 2013.

(21)	SAR grant date was August 17, 2009; 50% of the shares subject to the grant vest on August 17, 2011, and 6.25% vested quarterly thereafter until August 17, 2013.

(22)	SAR grant date was August 17, 2009; 100% of the shares subject to the grant vest on August 17, 2013.

(23)	SAR grant date was May 1, 2009; 50% of the shares subject to the grant vest on April 1, 2011, and 6.25% vested quarterly thereafter until April 1, 2013.

(24)	RSU grant date was May 1, 2009; 50% of the shares subject to the award vested on March 16, 2011, and 25% vest annually thereafter until March 16, 2013.

Option Exercises and Stock Vested

The following table presents certain information concerning the exercise of options by each of the Named Executive Officers during our 2009 fiscal year, as well as information regarding stock awards that vested during the fiscal year:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on Vesting	Value Realized on
Name of Executive Officer	Exercise (#)	Exercise ($)	(#)	Exercise ($)

John C. East	—	—	6,500	63,115
Esmat Z. Hamdy	—	—	4,026	39,432
Jay A. Legenhausen	—	—	—	—
Fares N. Mubarak	—	—	4,026	39,432

Nonqualified Deferred Compensation

The following table discloses contributions, earnings, withdrawals, and balances under non-qualified defined contribution and other deferred compensation plans for each Named Executive Officer for our 2009 fiscal year.

NONQUALIFIED DEFERRED COMPENSATION

	Executive
	Contributions	Registrant	Aggregate	Aggregate	Aggregate
	in Last	Contributions	Earnings in	Withdrawals/	Balance at Last
Name	FY ($)	in Last FY ($)	Last FY ($)(1)	Distributions ($)	FYE ($)

John C. East	—	—	190,006	—	1,197,804
Esmat Z. Hamdy	7,566	—	40,663	—	176,971
Jay A. Legenhausen	62,443	—	30,414	—	115,144
Fares N. Mubarak	15,132	—	76,425	—	361,351

(1)	Amounts in this column are not included in the Summary Compensation Table.

The Named Executive Officers, along with all other employees with a base annual salary above $150,000, may elect to participate in our Deferred Compensation Plan. We do not make any contributions to any Deferred Compensation accounts nor do we guarantee any rate of return under the plan.

Employment and Severance Agreements

As discussed in the Compensation Discussion and Analysis, our executives generally do not have employment contracts and generally are not entitled to receive severance pay or other benefits if we decide to terminate his or her employment in the absence of a change of control. During 2009, however, we entered into contracts with two of our Named Executive Officers under which severance benefits could be payable.

Mr. East’s Transition Agreement

In February 2010, we announced that Mr. East will retire as President and CEO of the Company and as a member of the Board of Directors. He will remain in his current roles until a new CEO is in place, and will then serve as a consultant until August 2, 2011. Our Board of Directors has formed a committee to conduct a search (which includes both internal and external candidates) for a new President and CEO. Mr. East is on the search committee.

In connection with the announcement of his retirement, Mr. East and the Company entered into a Transition Agreement dated February 2, 2010. Under the Transition Agreement, Mr. East resigned his employment and membership on the Board of Directors effective upon the start date of the Company’s successor Chief Executive Officer, which is expected to be in 2010 (the “Termination Date”). During the period between the signing of the Termination Agreement and the Termination Date (the “Employment Period”), Mr. East agreed to use his full business time and best efforts to fulfill his duties and responsibilities as Chief Executive Officer and President. During the Employment Period, Mr. East will continue to be compensated at his current base salary of $422,000 per year (the “Base Salary”). At the end of the Employment Period, all of Mr. East’s stock options and SARs with an exercise price in excess of $16 per share will terminate (the “Cancelled Options”).

During the period from the Termination Date until August 2, 2011 (the “Consulting Period”), Mr. East agreed to provide ongoing consulting advice, at mutually agreed upon and convenient times, as needed by the Company. His consulting duties may include assisting the Company’s new Chief Executive Officer or such other duties as are reasonably requested of Mr. East by the Company’s new Chief Executive Officer or the Company’s Board. During the Consulting Period, Mr. East will be paid a monthly consulting fee at the same monthly rate as his Base Salary and all of his stock options and SARs (other than the Cancelled Options) and RSUs will continue to vest on the same schedule as if Mr. East had remain employed with the Company. In addition, if Mr. East does not otherwise receive a 2010 annual bonus, he will be eligible to receive a 2010 annual bonus equal to the greater of (a) the annual bonus he would have received if he had remained employed as Chief Executive Officer and President through the date upon which the 2010 annual bonus is paid and (b) 13.6% of his Base Salary.

At the end of the Consulting Period, the remaining unvested stock options, SARs, and RSUS will become fully vested and all of his then-outstanding stock options and SARs will have their post-termination exercise period adjusted to the earlier of (i) the original maximum term of the stock option or SAR and (ii) the second anniversary of the Termination Date. Mr. East will also be eligible to receive, at the end of the Consulting Period, a pro-rated annual bonus for 2011 equal to 58% of his 2010 annual bonus payout (for example, if Mr. East’s 2010 annual bonus payout is $100,000, his 2011 pro-rated bonus payout would be $58,000).

In the event that Mr. East’s employment terminates prior to the Termination Date due to (a) his death, (b) his Disability, (c) a termination without Cause by the Company, or (d) his voluntary termination for Good Reason, Mr. East or his estate will continue to receive payments, equity acceleration, and the extension of the post-termination exercise period of any then-outstanding options and SARs the same as if he had remained as a consultant through the end of the Consulting Period. In the event of Mr. East’s death or Disability prior to the end of the Consulting Period, Mr. East (or his estate) will continue to receive payments, equity acceleration, and the extension of the post-termination exercise period of any then outstanding options and SARs the same as if he had remained as a consultant through the end of the Consulting Period. In the event that Mr. East materially breaches the Transition Agreement during (but before the end of) the Consulting Period, the Company he will receive no further cash payments, equity vesting, or the extension of the post-termination exercise period of the then-outstanding stock options and SARs. For purposes of the Transition Agreement:

•	“Cause” is defined as (i) any act of personal dishonesty taken by Mr. East in connection with his responsibilities as an employee and intended to result in personal enrichment of Mr. East, (ii) the commission by Mr. East of a felony, (iii) a willful act by Mr. East that constitutes gross misconduct and is injurious to the Company, and (iv) continued violations by Mr. East of his obligations to the Company that are demonstrably willful and deliberate.

•	“Disability” is defined as Mr. East being (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than twelve (12) months or (ii) determined to be totally disabled by the Social Security Administration.

•	“Good Reason” is defined as (i) a significant reduction in Mr. East’s duties, authority, or responsibilities, relative to Mr. East’s duties, authority, or responsibilities as in effect immediately prior to such reduction, without his express written consent; (ii) a reduction by the Company in the base salary of Mr. East as in effect immediately prior to such reduction (except pursuant to a reduction generally applicable to senior executives of the Company that does not exceed, individually or cumulatively, a 10% reduction from the initial base salary); (iii) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which Mr. East was entitled immediately prior to such reduction with the result that Mr. East’s overall benefits package is significantly reduced (other than a reduction generally applicable to senior executives of the Company); (iv) the relocation of Mr. East to a facility or a location more than thirty (30) miles from Mr. East’s then-current location without his express written consent; or (v) the failure of the Company to obtain the assumption of the Transition Agreement by any successors.

The foregoing summary of the Transition Agreement does not purport to be complete and is qualified in its entirety by the full terms and conditions of the Transition Agreement, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 4, 2010.

Mr. Carson’s Employment Agreement

In connection with his employment, Mr. Carson and the Company entered into an Employment Agreement under which he will be employed for a period of two years from August 17, 2009 (the “Employment Term”). During the Employment Term, the Company will pay Mr. Carson an annual salary of $332,000 and a bonus of 40% of the base salary he earns in 2009 and of at least 25% of the base salary he earns in 2010. Mr. Carson was also granted 160,000 SARs, at an exercise price per share equal to the fair market value of the Company’s Common Stock on the date of grant, that vest over four years as follows:

Anniversary of Grant Date	Q1	Q2	Q3	Q4

Year 1	0	0	0	25,000
Year 2	6,250	6,250	6,250	18,750
Year 3	7,812.5	7,812.5	7,812.5	7,812.5
Year 4	7,812.5	7,812.5	7,812.5	42,812.5

In addition, as part of the regular equity grant process for fiscal 2010, Mr. Carson was granted 50,000 SARs and 10,000 RSUs, each of which will vest over four years in accordance with the Company’s standard vesting schedules.

Under the Employment Agreement, Mr. Carson also received a signing bonus of $85,000. In addition, during the Employment Term, the Company will reimburse Mr. Carson for reasonable moving expenses incurred by him and his family during their relocation to California, subject to the terms, definitions, and provisions of the Company’s standard Relocation Policy and Acceptance. He will be eligible to participate in the employee benefit and retention plans and policies maintained by the Company of general applicability to senior executives.

If the Company terminates Mr. Carson’s employment with the Company other than for Cause, death, or disability, then he will be entitled to (a) a lump sum payment equal to the his base salary for the remainder of the Employment Term, (b) a lump sum payment of his guaranteed minimum bonuses for the remainder of the Employment Term, (c) accelerated vesting of all outstanding equity awards due to vest during the remaining months of the Employment Term, and (d) reimbursement, consistent with the Company’s normal expense reimbursement policies, for the payments he makes for COBRA coverage for the remainder of the Employment Term. If the Company undergoes a Change of Control during the Employment Term and the Company or the successor corporation terminates Mr. Carson’s employment with the Company or successor corporation for other than Cause, Death, or Disability, then Mr. Carson will be entitled to the same severance benefits described above, except that the treatment of his equity awards will be governed by his Management Continuity Agreement. For purposes of the Employment Agreement:

•	“Cause” is defined as (i) an act of dishonesty made by Mr. Carson in connection his responsibilities as an employee, (ii) his conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement, or any other act of moral turpitude, (iii) his gross misconduct, (iv) his unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom he owes an obligation of nondisclosure as a result of his relationship with the Company; (v) his willful breach of any obligations under any written agreement or covenant with the Company; or (vi) his continued failure to perform his employment duties after Mr. Carson has received a written demand of performance from the Company.

•	“Change of Control” is defined as (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors (as defined); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Employment Agreement, which was filed as an Exhibit 10.1 to our Quarterly Report on Form 10-Q for the fiscal quarter ended July 5, 2009, which was filed with the SEC on August 14, 2009.

Potential Payments upon Termination or Change of Control

Except as described above, our Named Executive Officers do not have employment contracts and are not entitled to receive severance pay or other benefits if we decide to terminate his or her employment in the absence of a change of control.

We have adopted two plans that could provide benefits to our Named Executive Officers in the event of a change of control. For the purposes of the plans, a change of control is defined as (i) the acquisition by any person of beneficial ownership of more than 30% of the combined voting power of our outstanding securities; (ii) a change in a majority of our Board of Directors within a two-year period; (iii) our merger or consolidation with any other corporation that has been approved by our shareholders (the definition for purposes of the Employee Retention Plan excludes a merger or consolidation that would result in our voting securities outstanding immediately prior the merger or consolidation continuing to represent at least 50% of the total voting power of the surviving entity outstanding immediately after such merger or consolidation); or (iv) approval by our shareholders of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets.

Our Employee Retention Plan provides that all employees who hold unvested equity awards as of the date of any change of control are entitled to receive, upon remaining in our employ for six months following the date of such change of control (or upon an earlier termination of employment other than for cause), an amount equal to one-third of the aggregate “spread” on their unvested equity awards as of the date of such change of control. “Spread” is defined as the difference between the change of control price and the exercise price of the equity award (if any). Payment may be made in cash, cash, common stock of the Company or the acquirer, or a combination of cash and common stock. Such payment is in addition to any value realized by the employee upon exercise of any such unvested awards.

Our Management Continuity Agreements provide that an executive’s equity awards outstanding at the time of a change of control become fully vested if the executive dies or in the event of an involuntary termination of the executive’s employment other than for cause following the change of control.

The following table shows the amounts each of our Named Executive Officers could receive upon a change in control under our Employee Retention Plan and their respective Management Continuity Agreements, assuming that the change of control took place on January 3, 2010, the last day of our 2009 fiscal year:

		Employee	Management
		Retention	Continuity
Name	Benefit	Plan(1)	Agreement(2)

Maurice E. Carson	Retention payment	$78,400	$—
	Acceleration of SARs		235,200
	Acceleration of RSUs		—
John C. East	Retention payment	146,575	—
	Acceleration of stock options/SARs		39,000
	Acceleration of RSUs		400,725
Esmat Z. Hamdy	Retention payment	55,361	—
	Acceleration of stock options/SARs		13,500
	Acceleration of RSUs		152,583
Jay A. Legenhausen	Retention payment	64,723	—
	Acceleration of stock options/SARs		83,200
	Acceleration of RSUs		110,970
Fares N. Mubarak	Retention payment	59,627	—
	Acceleration of stock options/SARs		26,300
	Acceleration of RSUs		152,583

(1)	Retention payments are earned by employees who remain employed for six months following a change in control or upon earlier termination of employment other than for Cause (see Note (3) below) and who hold unvested equity awards on the date of the change of control. The amounts shown are equal to one third of the sum of (x) the aggregate fair market value of any unvested RSUs held on January 3, 2010, and (y) the difference between $12.33, the closing price of a share of Actel common stock on December 31, 2009 (the last business day before the assumed change of control date), and the option or SAR exercise price for each unvested stock option or SAR held on January 3, 2010, multiplied by the number of shares subject to such options and SARs.

(2)	If an executive officer dies or his employment is involuntarily terminated (see Note (4) below), other than for Cause (see Note (5) below) following a change in control, his equity awards accelerate and become fully vested. The amounts shown for acceleration of stock options and SARs are based upon the difference between $12.73, the closing price of a share of Actel common stock on December 31, 2009 (the last business day before the assumed change of control date), and the option exercise price for all unvested stock options held on such date, multiplied by the number of shares subject to such options. The Named Executive Officer may exercise such options and SARs for a period of twelve months following termination but in no event later than the expiration of the term of the option or SAR. The amounts shown for RSUs are based upon the product obtained by multiplying the number of RSUs vesting by $12.33, the closing price of a share of Actel common stock on December 31, 2009 (the last business day before the assumed change of control date).

(3)	“Cause” is defined under the Employee Retention Plan as (i) any act of personal dishonesty taken by the participant in connection with his or her responsibilities as an employee and intended to result in substantial personal enrichment of the participant, (ii) the conviction of a felony, (iii) a willful act by the participant which constitutes gross misconduct and which is injurious to the Company, and (iv) continued and substantial violation by the participant of the participant’s employment duties which are demonstrably willful and deliberate on the participant’s part after there has been delivered to the participant a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the participant has not substantially performed his or her duties.

(4)	“Involuntary Termination” is defined under the Management Continuity Agreement as (i) without the employee’s express written consent, a significant reduction in the employee’s duties, authority or responsibilities, relative to the employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, or the assignment to employee of such reduced duties, authority or responsibilities; (ii) without the employee’s express written consent, a substantial reduction, without good business reasons, in the facilities and perquisites (including office space and location) available to the employee immediately prior to such reduction; (iii) a reduction by the Company in the base salary of the employee as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits, including bonuses, to which the employee was entitled immediately prior to such reduction with the result that the employee’s overall benefits package is significantly reduced; (v) the relocation of the employee to a facility or a location more than thirty (30) miles from the employee’s then present location, without the employee’s express written consent; (vi) any purported termination of the employee by the Company which is not effected for Disability or for Cause, or any purported termination for which the grounds relied upon are not valid; (vii) the failure of the Company to obtain the assumption of this agreement by any successors contemplated in a change of control; or (viii) any act or set of facts or circumstances which would, under California case law or statute, constitute a constructive termination of the employee.

(5)	“Cause” is defined under the Management Continuity Agreements as (i) any act of personal dishonesty taken by the employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the employee, (ii) the conviction of a felony, (iii) a willful act by the employee which constitutes gross misconduct and which is injurious to the Company, and (iv) following delivery to the employee of a written demand for performance from the Company which describes the basis for the Company’s belief that the employee has not substantially performed his duties, continued violations by the employee of the employee’s obligations to the Company which are demonstrably willful and deliberate on the employee’s part.

DIRECTOR COMPENSATION

The following table sets forth information concerning compensation paid or accrued for services rendered to the Company in all capacities by the members of the Company’s Board of Directors (other than Mr. East, who receives no separate compensation for his services as a Director) for the fiscal year ended January 3, 2010:

					Change in
					Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned			Incentive	Deferred
	or Paid in	Stock	Option	Plan	Compensation	All Other
Name	Cash ($)	Awards ($)	Awards(1) ($)	Compensation ($)	Earnings ($)	Compensation ($)	Total ($)

James R. Fiebiger(2)	$45,750	—	$59,625	—	—	—	$105,375
Jacob S. Jacobsson(2)	38,250	—	59,625	—	—	—	97,875
Patrick W. Little(2)	29,250	—	59,625	—	—	—	88,875
J. Daniel McCranie(2)	45,000	—	59,625	—	—	—	104,625
Gavin Molinelli(2)	8,750	—	59,000	—	—	—	67,750
Jeffrey C. Smith(2)	39,500	—	59,000	—	—	—	98,500
Robert G. Spencer(2)	54,750	—	59,625	—	—	—	114,375
Eric J. Zahler(2)	42,500	—	59,000	—	—	—	101,500

(1)	The amounts shown do not reflect compensation actually received. Instead, the amounts shown are the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used to calculate the aggregate grant date fair value of the stock option and stock awards are set forth in Note 1 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended January 3, 2010.

(2)	The aggregate number of shares subject to stock awards and stock options outstanding at January 3, 2010, for each Director is as follows:

	Aggregate Number of Stock Awards	Aggregate Number of Option Awards
Name	Outstanding as Jan. 4, 2009 (#)	Outstanding as Jan. 4, 2009 (#)(1)

James R. Fiebiger	—	105,000
Patrick W. Little	—	12,500
Jacob S. Jacobsson	—	95,000
Gavin Molinelli	—	—
Jeffrey C. Smith	—	12,500
J. Daniel McCranie	—	87,500
Robert G. Spencer	—	95,000
Eric J. Zahler	—	12,500

Explanation of Director Compensation

As compensation for their services since the 2009 Annual Meeting of Shareholders, Directors who are not employees have received quarterly a retainer of $8,750. In addition, the Audit Committee Financial Expert and Chairman has received quarterly a retainer of $6,250, and each other member of the Audit Committee has received quarterly a retainer of $2,500; the Chairman of the Compensation Committee has received quarterly a retainer of $3,000, and each other member of the Compensation Committee has received quarterly a retainer of $2,000; the Chairman of the Nominating Committee has received quarterly a retainer of $2,000, and each other member of the Nominating Committee has received quarterly a retainer of $1,000; and the Lead Director has received quarterly a retainer of $5,000.

Our 2003 Directors’ Stock Option Plan (the “Director Plan”) provides for the grant of nonstatutory stock options to nonemployee Directors. Under the Director Plan, each eligible Director is granted an initial option to purchase 12,500 shares of Common Stock on the date on which such person first becomes an eligible Director and an additional option to purchase 12,500 shares on each subsequent date that such person is elected as a Director at an Annual Meeting of our Shareholders (provided that the Director has then served on the Board for at least six months). The exercise price is the closing sales price of Common Stock quoted on the Nasdaq National Market on the date of grant. All options become exercisable on the date of the next Annual Meeting of Shareholders (provided that the Director has then served on the Board for at least six months), subject to the optionee remaining a Director until that Annual Meeting. Vested options are exercisable for four years after the date an optionee ceases to serve as a Director, provided that no option may be exercised after its expiration date (which is ten years from the date of grant).

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of March 31, 2010, by each shareholder known by us to beneficially own more than 5% of our outstanding shares of Common Stock; each of our Directors; each of the Named Executive Officers named in the “Summary Compensation Table”; and all of our Directors and executive officers as a group.

The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person or entity and information supplied to us by such person or entity. Unless otherwise noted, the shareholders named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, subject to applicable common property laws.

		(3)
(1)	(2)	Amount and Nature of		(4)
Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership		Percent of Class

5% or Greater Shareholders:
Common Stock	Artisan Partners Limited Partnership	2,841,600	(1)	10.9	%(2)
	875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202
Common Stock	BlackRock Inc.	2,574,397	(3)	9.8	%(2)
	40 East 52nd Street New York, NY 10022
Common Stock	Ramius LLC	2,423,665	(4)	9.3	%(2)
	599 Lexington Ave., 20th Floor
	New York, NY 10022
Common Stock	NWQ Investment Management	1,929,415	(5)	7.4	%(2)
	Company, LLC 2049 Century Park East, 16th Floor Los Angeles, CA 90067
Common Stock	Dimensional Fund Advisors LP	1,770,907	(6)	6.8	%(2)
	1299 Ocean Avenue Santa Monica, CA 90401
Common Stock	Renaissance Technologies LLC	1,464,900	(7)	5.7	%(2)
	800 Third Avenue New York, NY 10022

Current Directors, Nominees, and Named Executive Officers:
Common Stock	Maurice E. Carson	1,083	(8)	*	(9)
Common Stock	John C. East	1,005,810	(8)	3.7	%(9)
Common Stock	James R. Fiebiger	105,500	(8)	*	(9)
Common Stock	Esmat Z. Hamdy	219,925	(8)	*	(9)
Common Stock	Jacob S. Jacobsson	95,000	(8)	*	(9)
Common Stock	Jay A. Legenhausen	99,410	(8)	*	(9)
Common Stock	Patrick W. Little	12,500	(8)	*	(9)
Common Stock	J. Daniel McCranie	87,500	(8)	*	(9)
Common Stock	Fares N. Mubarak	219,289	(8)	*	(9)
Common Stock	Jeffrey C. Smith	12,500	(8)	*	(10)
Common Stock	Robert G. Spencer	102,666	(8)	*	(9)
Common Stock	Eric J. Zahler	14,500	(8)	*	(9)
Common Stock	All current Directors and Executive Officers as a group (15 persons)	2,373,584	(8)	8.8	%(9)

*	Less than 1%.

(1)	As reported by the beneficial owner as of December 31, 2009, in a Schedule 13G (Amendment No. 3) filed with the SEC on February 11, 2010. The reporting person, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has shared power to vote 2,599,1001 shares of Actel Common Stock and shared power to dispose of all of the shares of Actel Common Stock reported, which were acquired on behalf of discretionary clients of the reporting person. Persons other than the reporting person are entitled to receive all dividends from, and proceeds from the sale of, the shares reported and none of those persons, to the knowledge of the reporting person, have an economic interest in more than 5% of the class.

(2)	Calculated as a percentage of shares of Common Stock outstanding as of March 31, 2010.

(3)	As reported by the beneficial owner as of December 31, 2009, in a Schedule 13G filed with the SEC on January 20, 2010. The reporting person, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has sole power to vote and dispose of, or to direct the voting or disposition of, all shares of Actel Common Stock reported. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares of Actel Common Stock reported and no one person’s interest in shares of Actel Common Stock reported is more than five percent of the total outstanding common shares.

(4)	As reported by the beneficial owner as of March 16, 2010, in a Schedule 13D (Amendment No. 5) filed with the SEC on March 17, 2009. Ramius LLC, a Delaware limited liability company (“Ramius”), serves as the sole member of each of RCG Starboard Advisors, LLC, a Delaware limited liability company (“RCG Starboard Advisors”), and Ramius Advisors, LLC, a Delaware limited liability company (“Ramius Advisors”); C4S & Co., L.L.C., a Delaware limited liability company (“C4S”), serves as managing member of RCG Holdings, a Delaware limited liability company (“RCG Holdings”); RCG Holdings is a significant shareholder of Cowen Group, Inc., a Delaware corporation (“Cowen”); Cowen is the sole member of Ramius. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss, and Jeffrey M. Solomon each serves as one of the managing members of C4S; Ramius RCG Starboard Advisors serves as the investment manager of Ramius Value and Opportunity Master Fund Ltd, a Cayman Islands exempted company (“Value and Opportunity Master Fund”); Ramius Advisors serves as the investment advisor of Ramius Enterprise Master Fund Ltd, a Cayman Islands exempted company (“Enterprise Master Fund”), and RCG PB, Ltd, a Cayman Islands exempted company (“RCG PB”); and RCG PB is the sole shareholder of Ramius Navigation Master Fund Ltd, a Cayman Islands exempted company (“Navigation Master Fund”). Value and Opportunity Master Fund has sole power to vote and dispose of, or to direct the voting or disposition of, 1,179,667 shares of Actel Common Stock; Navigation Master Fund has sole power to vote and dispose of, or to direct the voting or disposition of, 609,839 shares of Actel Common Stock; Enterprise Master Fund has sole power to vote and dispose of, or to direct the voting or disposition of, 300,483 shares of Actel Common Stock; and RCG PB has sole power to vote and dispose of, or to direct the voting or disposition of, 333,676 shares of Actel Common Stock reported. The aggregate purchase cost of the 2,423,665 shares of Actel Common Stock beneficially owned in the aggregate by Value and Opportunity Master Fund, Navigation Master Fund, RCG PB, and Enterprise Master Fund is approximately $26,357,000, excluding brokerage commissions.

(5)	As reported by the beneficial owner as of December 31, 2009, in a Schedule 13G filed with the SEC on February 12, 2010. The reporting person, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has sole power to vote or to direct the voting of 1,520,065 of the shares Actel Common Stock reported, and sole power to dispose or to direct the disposition of all shares of Actel Common Stock reported. The shares Actel Common Stock reported are beneficially owned by clients that include investment companies registered under the Investment Company Act and/or employee benefit plans, pension funds, endowment funds or other institutional clients.

(6)	As reported by the beneficial owner as of December 31, 2008, in a Schedule 13G (Amendment No. 4) filed with the SEC on February 89, 2010. The reporting person, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts, and accounts are the “Funds.” In its role as investment advisor or manager, the reporting person possesses investment and/or voting power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares held by the Funds. However, all securities reported in this schedule are owned by the Funds. The reporting person disclaims beneficial ownership of such securities and any admission that the reporting person or any of its affiliates is the beneficial owner of any such securities for any purpose other than reporting purposes under Section 13(d) of the Securities Exchange Act of 1934.

(7)	As reported by the beneficial owner as of December 31, 2009, in a Schedule 13G (Amendment No. 1) filed with the SEC on February 12, 2010. The reporting person, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, has sole power to vote and dispose of, or to direct the voting or disposition of, all shares of Actel Common Stock reported. Certain funds and accounts managed by the reporting person have the right to receive dividends and proceeds from the sale of the shares of Actel Common Stock reported.

(8)	Includes shares issuable under stock options or SARs that are exercisable within 60 days after March 31, 2010.

(9)	Calculated as a percentage of shares of Common Stock outstanding as of March 31, 2010. For each named person, Common Stock that the person has the right to acquire either currently or within 60 days after March 31, 2010, including through the exercise of an option or SAR, is included in the shares beneficially owned by that person and in the total number of shares of Common Stock outstanding; however, such Common Stock is not deemed outstanding for the purpose of computing the percentage owned by any other person.

(10)	Mr. Smith, a Partner of Ramius, does not directly own any shares of Common Stock. As a member of a “group” for the purposes of Section 13(d)(3) of the Exchange Act, Mr. Smith be deemed to be a beneficial owner of the (i) 1,179,667 shares owned by Value and Opportunity Master Fund, (ii) 609,839 shares owned by Navigation Master Fund, (iii) 300,483 shares owned by Enterprise Master Fund and (iv) 333,676 shares owned by RCG PB.

Compensation Committee Interlocks and Insider Participation

During the 2009 fiscal year, no member of the Compensation Committee was an officer or employee or former officer or employee of Actel or any of its subsidiaries. No member of the Compensation Committee or executive officer of Actel served as a member of the Board of Directors or Compensation Committee of any entity that has an executive officer serving as a member of our Board of Directors or Compensation Committee. Finally, no member of the Compensation Committee had any other relationship requiring disclosure.

Equity Compensation Plan Information

The following table summarizes as of January 3, 2010, the number of securities to be issued upon the exercise of outstanding derivative securities (options, warrants, and rights); the weighted-average exercise price of the outstanding derivative securities; and the number of securities remaining available for future issuance under our equity compensation plans:

			C
			Number of Securities
			Remaining Available
	A	B	for Future Issuance
	Number of Securities to	Weighted Average	under Equity
	be Issued upon Exercise	Exercise Price of	Compensation Plans
	of Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column A)

Equity Compensation Plans Approved by Security Holders(1)	6,240,379	$15.34 (2)	1,274,274 (3)
Equity Compensation Plans Not Approved by Security Holders	296,977	$18.68	2,928,377 (4)
Total	6,537,356 (1)	$15.50 (2)	4,202,651

(1)	Includes information for options assumed in connection with mergers and acquisitions. As of January 3, 2010, a total of 12,312 shares of Common Stock with a weighted-average exercise price of $17.35 were issuable upon exercise of such outstanding options.

(2)	Weighted average price calculation excludes 307,912 RSU awards, which have no exercise price.

(3)	Consists of 848,198 shares available for issuance under our Amended and Restated 1986 Equity Incentive Plan (“Equity Plan”), 137,500 shares available for issuance under our 2003 Director Stock Option Plan, and 288,576 shares available for issuance under our Amended and Restated 1993 Employee Stock Purchase Plan. The Equity Plan provides that the aggregate number of shares that may be sold under the Plan is increased annually on the first day of each fiscal year by such amount as is necessary to make the total number of shares available for grant under the Equity Plan equal to 5% of Actel Common Stock issued and outstanding at the close of business on the last day of the immediately preceding fiscal year.

(4)	Consists of options granted and available for issuance under our 1995 Employee and Consultant Stock Plan.

Summary of 1995 Employee and Consultant Stock Plan

The 1995 Employee and Consultant Stock Plan (“1995 Plan”) was adopted by our Board of Directors on March 6, 1995. The purposes of the 1995 Plan are to attract and retain the best available personnel for employee and consultant positions, to provide additional incentive to such persons, and to thereby promote the success of our business. Options granted under the 1995 Plan are nonstatutory stock options. The 1995 Plan is not a qualified deferred compensation plan under Section 401(a) of the Code nor is it subject to ERISA.

Administration; Eligibility; Terms of Options; Exercise of Options

The 1995 Plan is administered by the Administrator. Options under the 1995 Plan may be granted as the Administrator determines, in its discretion, only to employees or consultants who are not Directors or officers. Each option granted under the 1995 Plan is subject to a written stock option agreement. The agreement sets forth the terms and conditions of such grants, including the schedule under which the option becomes exercisable and the exercise price of the option. An option is exercised when the optionee gives written notice specifying the number of full shares of Common Stock to be purchased and tenders payment of the purchase price. Funds received by us upon exercise of an option are used for general corporate purposes.

Termination of Status as Employee or Consultant

If the optionee’s status as an employee or consultant terminates for any reason (other than as a result of death), the optionee may, within the period of time set forth in the stock option agreement, exercise any option granted under the 1995 Plan, but only to the extent such option was exercisable on the date of such termination. To the extent that the option is not exercised within such period, the option terminates. If the optionee’s status as an employee or consultant terminates as a result of death, the optionee’s legal representative may exercise the entire option at any time within 12 months following the date of death. To the extent that the option is not exercised within such 12-month period, the option terminates. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee’s lifetime only by the optionee.

Adjustments; Dissolution; Mergers and Asset Sales

In the event any change, such as a stock split or dividend, is made in our capitalization that results in an increase or decrease in the number of outstanding shares of our Common Stock without receipt of consideration, an appropriate adjustment shall be made in the number of shares under the 1995 Plan and the price per share covered by each outstanding option. In the event of a dissolution or liquidation, all outstanding options will terminate immediately prior to the consummation of such action. In the event of a merger with or into another corporation or a sale of all or substantially all of our assets, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the successor corporation refuses to assume such options or to substitute equivalent options, each outstanding option shall become fully vested and exercisable.

Amendment and Termination

The Board may amend or terminate the 1995 Plan at any time, but any such action shall not adversely affect any stock option then outstanding under the 1995 Plan without the consent of the holder of the option. The 1995 Plan will terminate on July 19, 2012, unless earlier terminated as described above.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange requires our Directors, executive officers, and persons who beneficially own more than 10 percent of our Common Stock to file with the SEC reports of ownership regarding the Common Stock and other Actel equity securities. These persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file. To our knowledge, based solely on a review of copies of the Section 16(a) reports received during the period from January 4, 2009, until January 3, 2010, and written representations from each of our Directors and executive officers, all of our Directors and executive officers complied with the applicable Section 16(a) filing requirements, except that the reports for Directors Fiebiger, McCranie, Jacobsson, and Spencer with respect to options granted automatically under our 2003 Director Stock Option Plan on June 5, 2009, were filed two days late due to administrative error.

Director Candidates and Board Diversity

The policy of the Nominating Committee is to consider recommended nominees for the Board of Directors from shareholders holding no less than one percent of our Common Stock continuously for at least 12 months prior to the date of the submission of the recommendation. Shareholder recommendations for candidates to the Board of Directors must be directed in writing to Actel Corporation, Corporate Secretary, 2061 Stierlin Ct., Mountain View, CA 94043, and received not less than sixty (60) nor more than ninety (90) calendar days in advance of the anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s Annual Meeting of Shareholders.

Shareholder recommendations must include the candidate’s name, age, business address, and residence address; the candidate’s principal occupation or employment; the class and number of shares of Actel that are beneficially owned by such candidate; detailed biographical data and qualifications and information regarding any relationships between the candidate and Actel within the last three years; and any other information relating to such candidate that is required to be disclosed in solicitations of proxies for elections of Directors, or is otherwise required, under the Exchange Act. A shareholder’s recommendation to the Secretary must also set forth the name and address, as they appear on Actel’s books, of the shareholder making such recommendation; the class and number of shares of Actel that are beneficially owned by the shareholder and the date such shares were acquired by the shareholder; any material interest of the shareholder in such recommendation; a description of all arrangements or understandings between the shareholder making such recommendation and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the shareholder; a statement from the recommending shareholder in support of the candidate, references for the candidate, and the candidate’s written consent to being named as a nominee and willingness to serve, if elected; and any other information that is required to be provided by the shareholder under the Exchange Act as a proponent of a shareholder proposal.

In its evaluation of Director candidates, including the members of the Board of Directors eligible for re-election, the Nominating Committee considers all factors it considers appropriate, including judgment, independence, character and integrity, age, area of expertise, diversity of experience, length of service, and potential conflicts of interest, as well as the then-current size and composition of the Board of Directors and the needs of the Board and its committees. The Nominating Committee requires the following minimum qualifications to be satisfied by any nominee for a position on the Board: the highest personal and professional ethics and integrity; proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment; skills that are complementary to those of the existing Board; the ability to assist and support management and make significant contributions to Actel’s success; and an understanding of the fiduciary responsibilities that is required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

The Board does not have a formal policy requiring the Nominating and Governance Committee to consider the diversity of Directors in its nomination process. However, as indicated above, the Nominating and Governance Committee seeks to have a slate of candidates for election that has diversity of experience. In addition, the Nominating and Governance Committee considers the diversity of the Board in terms of race, gender, and national origin, as well as in terms of education, expertise, and skills, as factors in the nominating process, but the Nominating and Corporate Governance Committee does not assign specific weights to any particular factors and no particular factor is necessarily applicable to all prospective nominees.

Audit Committee Report

The following report is provided to shareholders by the Audit Committee of the Board of Directors. This report shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, except to the extent that Actel specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into a filing under the Securities Act or the Exchange Act.

The Audit Committee of Actel’s Board of Directors is currently composed of five Directors and operates under a written charter adopted by the Board. The current members of the Committee are listed at the end of this report. The Board of Directors has determined that each member of the Audit Committee is an “independent director” as defined in Nasdaq Rule 5605(a)(2) and meets the additional, more stringent requirements specified in Nasdaq Rule 5605(c)(2)(A) that apply to directors serving on audit committees. The Board of Directors has also determined that Mr. McCranie is an “audit committee financial expert,” as defined in the applicable SEC rules and regulations.

Management is responsible for Actel’s internal controls over the financial reporting process, including preparation of the financial statements and footnotes. Actel’s registered public accounting firm is responsible for performing an independent audit of Actel’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee’s responsibility is to monitor these processes. In addition, the Committee appoints Actel’s registered public accounting firm (Ernst & Young LLP).

In this context, the Committee has reviewed and discussed with Actel’s management and registered public accounting firm the overall scope and plans for the independent audit as well as the audited financial statements. Management represented to the Committee that Actel’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.

Discussions about Actel’s audited financial statements included the registered public accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements. The Committee also discussed with the registered public accounting firm other matters required by Statement on Auditing Standards (SAS) No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Actel’s registered public accounting firm provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T,and the Committee discussed the registered public accounting firm’s independence with management and the registered public accounting firm. In addition, the Committee considered whether the tax and other non-audit consulting services provided by the registered public accounting firm could impair the registered public accounting firm’s independence and concluded that such services have not impaired the registered public accounting firm’s independence. All professional services provided by the registered public accounting firm were pre-approved by the Audit Committee.

Based on the Committee’s discussion with management and the registered public accounting firm and the Committee’s review of the representations of management and the report of the registered public accounting firm to the Committee, the Committee recommended to the Board that the audited consolidated financial statements be included in Actel’s Annual Report on Form 10-K filed with the SEC for the year ended January 3, 2010.

J. Daniel McCranie (Chairman)
James R. Fiebiger
Jacob S. Jacobsson
Robert G. Spencer
Eric J. Zahler

OTHER MATTERS

We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Van De Hey
Secretary

Dated: May 3, 2010

ACTEL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS
Monday, May 24, 2010
Actel Corporation
proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 24, 2010.
The undersigned holder of Common Stock of Actel Corporation (the “Company”) acknowledges receipt of the Company’s “Notice of Annual Meeting of Shareholders” to be held May 24, 2010, and the accompanying Proxy Statement dated May 3, 2010 (the “Proxy Statement”), and, revoking any proxy heretofore given, hereby constitutes and appoints John C. East and Robert G. Spencer, and each of them individually, with full power of substitution, attorney and proxy to appear and vote all of the shares of Common Stock of the Company standing in the name of the undersigned at the 2010 Annual Meeting of Shareholders, and any adjournment thereof, as indicated on the reverse side.
See reverse for voting instructions.

Please detach here
The Board of Directors Recommends a Vote FOR Items 1 and 2.

1. To elect the following	Nominees:		☐ Vote FOR	☐ Vote WITHHELD
named persons as	01 John C. East	05 J. Daniel McCranie	all nominees	from all nominees
directors of the Company	02 James R. Fiebiger	06 Jeffrey C. Smith	(except as marked)
	03 Jacob S. Jacobsson	07 Robert G. Spencer
	04 Patrick W. Little	08 Eric J. Zahler

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent auditors.	☐ For	☐ Against	☐ Abstain
THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY AND MAY BE REVOKED PRIOR TO ITS EXERCISE. This Proxy will be voted as directed, but if no direction is indicated, it will be voted for all nominees for director as set forth in Proposal 1 and for Proposal 2. If any other business is presented to the 2010 Annual Meeting of Shareholders, this Proxy will be voted by those named in this Proxy in their best judgment.
Address Change? Mark Box ☐     Indicate changes below:

Date

Signature(s) in Box

Please sign EXACTLY as your name(s) appear(s) on the address label used to mail your Proxy Statement. When shares are held by joint tenants or as community property, both should sign. If signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.